Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF SEPTEMBER 20, 2006,

BY AND AMONG

GLOBALIVE COMMUNICATIONS CORP.

YAKQUISITION CORP.

AND

YAK COMMUNICATIONS INC.

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of September 20, 2006, by and among Globalive Communications Corp., a Nova Scotia unlimited liability company (“Parent”), Yakquisition Corp., a Delaware corporation (“Sub”) and a wholly-owned subsidiary of Parent, and Yak Communications Inc., a Florida corporation (the “Company”).

WHEREAS, it is proposed that Sub shall, as promptly as practicable, commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all the outstanding shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), at a price per share of Company Common Stock of $5.25 (the “Offer Price”), net to the selling Company shareholder, in cash, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, it is also proposed that, following the consummation of the Offer, Sub will merge with and into the Company (the “Merger”), on the terms and subject to the conditions set forth in this Agreement, whereby each issued share of Company Common Stock not owned directly by Parent or the Company, shall be converted into the right to receive the highest per share cash consideration paid pursuant to the Offer;

WHEREAS, each of the Boards of Directors of Parent and Sub, as well as the Board of Directors of the Company (acting on the recommendation of a special committee appointed by the Board of Directors of the Company (the “Special Committee”)), has (i) determined that this Agreement is advisable, (ii) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, taken together, are at a price and on terms that are fair to and in the best interests of their respective shareholders, and (iii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, all upon the terms and subject to the conditions set forth herein.

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Parent and Sub to enter into this Agreement, each of the directors and executive officers of the Company, in their respective capacities as shareholders of the Company, and certain other shareholders of the Company have entered into Support and Exchange Agreements with Parent substantially in the form attached as Exhibit B hereto.

WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE OFFER AND THE MERGER

Section 1.01 The Offer.

(a) Commencement and Expiration of the Offer. Subject to the conditions of this Agreement, as promptly as practicable after the date of this Agreement (but in no event later than ten (10) business days after the public announcement of this Agreement), Sub shall, and Parent shall cause Sub to, commence the Offer within the meaning of the applicable rules and regulations of the United States Securities and Exchange Commission (the “SEC”). The obligation of Sub to, and of Parent to cause Sub to, commence the Offer and accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer are subject to the conditions set forth in Exhibit A. The initial expiration date of the Offer shall be at 12:00 midnight, Eastern Time, on the 20th business day following the commencement of the Offer (determined using Rules 14d-1(g)(3) and 14d-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)). Sub expressly reserves the right to waive any condition to the Offer or modify the terms of the Offer, except that, without the consent of the Company, Sub shall not, and Parent shall not permit Sub to, (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) reduce the price per share of Company Common Stock to be paid pursuant to the Offer, (iii) modify in any manner adverse to the Company’s shareholders or add to the conditions set forth in Exhibit A, (iv) except as provided in Section 1.01(b), extend the Offer, (v) change the form of consideration payable in the Offer, or (vi) waive the Minimum Tender Condition (as defined in Exhibit A hereto).

(b) Sub’s Ability to Extend the Offer. Notwithstanding the provisions of Section 1.01(a), Sub may, without the consent of the Company, (i) if at the scheduled or any extended expiration date of the Offer (whether extended pursuant to this clause (i) or otherwise) any of the conditions to Sub’s obligation to purchase shares of Company Common Stock are not satisfied or waived, extend the Offer for such period as Sub determines; provided that such extension shall be in increments of not more than ten (10) business days if all of the conditions set forth in Exhibit A other than the Minimum Tender Condition have been satisfied or waived at such scheduled or extended expiration date; further provided, the Sub publicly announces any such extension no later than the next business day following any expiration date of the Offer, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer, and (iii) if at the scheduled or any extended expiration date of the Offer all of the conditions set forth in Exhibit A have been satisfied or waived, Sub may extend the Offer pursuant to an amendment to the Offer providing for a “subsequent offering period” not to exceed twenty (20) business days to the extent permitted under, and in compliance with, Rule 14d-11 under the Exchange Act.

(c) Company’s Ability to Extend the Offer.

(i) In the event that the Minimum Tender Condition has not been satisfied or waived at the scheduled expiration date of the Offer, at the request of the Company, Sub shall, and Parent shall cause Sub to, extend the expiration date of the Offer in such increments as Sub may determine until the earliest to occur of (w) the satisfaction or waiver of such condition, (x) Parent reasonably determines, after the date that is 60 days from the date of commencement of the Offer, that such condition to the Offer is not capable of being satisfied on or prior to the Outside Date (as defined in Section 8.01(b)(i)), (y) the termination of this Agreement in accordance with its terms, and (z) the Outside Date.

(ii) In the event that a failure to satisfy the conditions in subsection (f) of Exhibit A attached hereto shall exist and the cure period described therein shall not have expired at the scheduled expiration date of the Offer, at the request of the Company, Sub shall, and Parent shall cause Sub to, extend the expiration date of the Offer in such increments as Sub may determine, but not greater than ten (10) days, until the earliest to occur of (w) the cure of such failure, (x) the expiration of such cure period, (y) the termination of this Agreement in accordance with its terms and (z) the Outside Date.

(iii) In the event a notice contemplated by Section 8.06(b)(iii) is delivered to Parent within three business days of the initial expiration date of the Offer, then Sub shall extend the Offer for a period of not less than three business days, or, if earlier, such time as Parent makes a determination not to submit a revised proposal.

(d) Top Up Option.

(i) The Company hereby grants to Parent and Sub an irrevocable option (the “Top Up Option”) to purchase up to that number of newly-issued shares of Company Common Stock permitted pursuant to Section 1.01(d)(ii) (the “Top Up Shares”), for a consideration per Top Up Share equal to the Offer Price.

(ii) Such Top Up Option shall be exercisable only in the event that more than 50% of the shares of Company Common Stock outstanding on the expiration date of the Offer, as it may be extended, shall have been tendered and not withdrawn, and then only to the extent necessary to cause Sub to own one share more than 80% of the shares of Company Common Stock then outstanding, after such issuance.

(iii) In the event Parent and Sub wish to exercise the Top Up Option, Parent shall cause Sub to provide the Company with one business day prior written notice specifying the number of shares of Company Common Stock that are or will be owned by Parent, Sub and their affiliates immediately following consummation of the Offer and specifying a place and a time for the closing of such purchase. The Company shall, promptly following receipt of such notice, deliver written notice to Sub specifying the number of Top Up Shares. At the closing of the purchase of the Top Up Shares, the purchase price owing upon exercise of such Top Up Option which equals the product of (x) the number of shares of Company Common Stock purchased pursuant to such Top Up Option, multiplied by (y) the Offer Price, shall be paid to the Company in cash by wire transfer of immediately available funds.

(e) Payment Acceptance. On the terms and subject to the conditions of the Offer and this Agreement, including Exhibit A hereto, Parent shall cause Sub to accept for payment and pay for all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer that Sub becomes obligated to purchase pursuant to the Offer promptly after the expiration of the Offer.

(f) SEC Filings. On the date of commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the “Offer Documents”). Each of Parent, Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and to be disseminated to the Company’s shareholders, in each case as and to the extent required by applicable federal securities laws. Parent and Sub shall give the Company and its counsel a “reasonable opportunity” to review and comment on the Offer Documents prior to their being filed with the SEC or disseminated to the shareholders of the Company. Parent and Sub shall provide the Company and its counsel with any comments Parent, Sub or their counsel may receive in writing from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall provide the Company and its counsel with a “reasonable opportunity” to participate in the response of Parent or Sub to such comments.

(g) Funding Obligations. Parent shall provide or cause to be provided to Sub on a timely basis the funds necessary to purchase any shares of Company Common Stock that Sub becomes obligated to purchase pursuant to the Offer.

(h) Fairness Opinion. The obligations of Parent and Sub, on the one hand, and the Company, on the other hand, under this Section 1.01 shall be subject to the receipt by the Company of a written opinion from KPMG LLP (the “Fairness Opinion”) on or prior to September 22, 2006, to the effect that as of the date hereof, the Offer Price is fair to the Company’s shareholders from a financial point of view and has delivered to Parent a copy of the Fairness Opinion.

Section 1.02 Company Actions.

(a) Subject to Section 5.02(d), the Company hereby approves of and consents to the Offer and Merger contemplated by this Agreement (collectively, the “Transactions”).

(b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended and supplemented from time-to-time, the “Schedule 14D-9”), describing the recommendations referred to in Section 3.04(b), or any permitted withdrawal or modification in accordance with Section 5.02(b), and shall mail the Schedule 14D-9 to the Company’s shareholders. The Schedule 14D-9 shall include the unanimous recommendation of the Board that the holders of shares of Company Common Stock accept the Offer, tender their shares to Sub pursuant to the Offer and approve and adopt this Agreement. Each of the Company, Parent and Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9, as so amended or supplemented, to be filed with the SEC and disseminated to the Company’s shareholders, in each case as and to the extent required by applicable federal securities laws. The Company shall give Parent and its counsel a “reasonable opportunity” to review and comment on the Schedule 14D-9 prior to its being filed with the SEC or disseminated to the shareholders of the Company. The Company shall provide Parent and its counsel with any comments the Company or its counsel may receive in writing from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall provide Parent and Sub and their counsel with a “reasonable opportunity” to participate in the response of the Company to such comments.

(c) In connection with the Offer, the Company shall cause its transfer agent to promptly furnish Sub with mailing labels containing the names and addresses of record of the Company’s shareholders as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of shareholders, security position listings and computer files and all other information as Sub may reasonably request in the Company’s possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Sub such information and assistance (including updated lists of shareholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company’s shareholders. Subject to applicable Legal Requirements, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Sub shall hold in confidence pursuant to the Confidentiality Agreement (as defined in Section 6.01) the information contained in any such labels, listings and files, shall use such information only for the purpose of communicating the Offer and disseminating any other documents necessary to consummate the Offer and Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company all copies of such information then in their possession.

Section 1.03 The Merger.

On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the Florida Business Corporation Act (the “FBCA”) and the Delaware General Corporation Law (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.05). At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”). Notwithstanding the foregoing, Parent may elect at any time after the expiration of the Offer and prior to the Merger, instead of merging Sub into the Company as provided above, to merge the Company with and into Sub; provided, however, that the Company shall not be deemed to have breached any of its representations, warranties or covenants set forth in this Agreement solely by reason of such election. In such event, the parties shall execute an appropriate amendment to this Agreement to reflect the foregoing.

Section 1.04 Closing.

The closing (the “Closing”) of the Merger shall take place at the Canadian offices of the Company at 300 Consilium Place, Ste. 500, 300 Toronto, Ontario, at a time and date to be specified by Parent and the Company, which will be no later than the second business day following the satisfaction (or, to the extent permitted by Legal Requirements, waiver by all parties) of the conditions set forth in Article VII hereof, or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.05 Effective Time.

On the Closing Date, or as soon as practicable thereafter, Parent shall file (i) articles of merger (the “Articles of Merger”) with the Secretary of State of the State of Florida in accordance with the relevant provisions of

FBCA, (ii) a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL, and (iii) all other filings and recordings required under the FBCA and the DGCL in connection with the Merger. The Merger shall become effective at the later of (i) the time the Articles of Merger are duly filed with such Secretary of State of the State of Florida, (ii) the time the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, (iii) or at such other time as Parent and the Company shall agree and specify in the Articles of Merger and the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.06 Effects.

At the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the FBCA and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.07 Certificate of Incorporation and By-laws.

(a) At the Effective Time, the certificate of incorporation of the Company shall be amended and restated in its entirety to be identical to the certificate of incorporation of Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Sub shall be amended and restated in its entirety to read as follows: “The name of the corporation is Yak Communications Inc.”

(b) At the Effective Time, the bylaws of the Company shall be amended and restated in their entirety to be identical to the bylaws of Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and as provided in such bylaws.

Section 1.08 Directors.

The initial directors of the Surviving Corporation shall be the directors of Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified.

Section 1.09 Officers.

The initial officers of the Surviving Corporation shall be the officers of Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE

CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.01 Effect on Capital Stock.

Subject to the terms of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or the holders of any shares of Company capital stock or any shares of capital stock of Sub, the following shall occur:

(a) Capital Stock of Sub. Each share of common stock, par value of $0.001 per share, of Sub (the “Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of common stock of the Company, no par value per share (the “Company Common Stock”), that is held by the Company or Parent immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

(c) Conversion of Company Common Stock.

(i) Subject to Section 2.01(b), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive in cash the highest price per share of Company Common Stock paid pursuant to the Offer, without interest thereon (the “Merger Price”).

(ii) All Company Common Stock converted in accordance with paragraph (i) of this Section 2.01(c) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Price, upon the surrender of such certificate (or surrender of a Book Entry Share (as defined in Section 2.03(b)) in accordance with Section 2.03, without any interest thereon, subject to any applicable withholding tax (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.03(g).

(d) Rights to Acquire Company Common Stock.

(i) Subject to paragraph (iii) below, immediately prior to the Effective Time, each outstanding option to acquire Company Common Stock (“Company Options”) granted under the Company’s 1999 Stock Option Plan (the “Company Option Plan”) and each outstanding warrant or other right to acquire Company Common Stock (“Company Warrants,” and together with Company Options, “Company Rights”), whether or not then exercisable, shall be cancelled by the Company, and in consideration of such cancellation, the holder thereof shall be entitled to receive from the Company after the Effective Time an amount in respect thereof equal to the product of (A) the excess, if any, of the Merger Price over the per share exercise price thereof and (B) the total number of shares of Company Common Stock subject to such Company Rights to the extent such Company Rights shall not theretofore have been exercised (the “Rights Amount”) (such payment to be net of applicable withholding taxes). Immediately prior to the Effective Time, the Company shall deposit in a bank account an amount of cash equal to the Rights Amount for each Company Right then outstanding (subject to any applicable withholding tax), together with instructions that such cash be promptly distributed following the Effective Time to the holders of such Company Rights in accordance with this Section 2.01(d). From and after the Effective Time, other than as expressly set forth in this Section 2.01(d), no holder of a Company Right shall have any other rights in respect thereof other than to receive payment, if any, for his or her Company Rights as set forth in this Section 2.01(d). At the Effective Time, each Company Right with an exercise price equal to or greater than the Merger Price shall terminate, in accordance with their terms, without payment of any consideration.

(ii) Immediately prior to the Effective Time, each share of Company Common Stock subject to a right of reacquisition by the Company (“Company Restricted Stock”) and each restricted stock unit granted under the Company Option Plan (a “Restricted Stock Unit”) shall fully vest (and in the case of a Restricted Stock Unit, shares of Company Common Stock shall be issued), in each case contingent on the Closing. The Company shall take all actions necessary to effect such vesting and issuance.

(iii) Except as provided herein or as otherwise agreed by Parent, the Company shall take all actions prior to or as of the Closing Date to the effect that the Company Option Plan and any other plan, program or arrangement with any current or former employee, officer, director or consultant providing for the issuance or grant of any interest in respect of the capital stock of the Company shall terminate as of the Effective Time. The Company shall exercise commercially reasonable efforts to ensure that following the Effective Time no current or former employee, officer, director or consultant shall have any option to acquire any Company Common Stock or any other equity interest in the Company under the Company Option Plan or any other plan, program or arrangement maintained by the Company.

(iv) Prior to the Effective Time, the Company’s Board of Directors or, if appropriate, any committee administering the Company Option Plan, shall adopt such resolutions or take such actions as are necessary to carry out the terms of Sections 2.01(d)(i) and 2.01(d)(ii).

(e) Adjustments to Merger Price. The Merger Price shall be adjusted to reflect fully the appropriate economic effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock having a record date on or after the date hereof and prior to the Effective Time.

Section 2.02 Appraisal Rights.

The holders of the shares of Company Common Stock will not be entitled to appraisal rights in connection with the Merger in accordance with Section 607.1302 of the FBCA.

Section 2.03 Exchange of Certificates.

(a) Paying Agent. At or prior to the Closing, Parent shall deposit with a bank or trust company designated before the date of this Agreement by Parent and reasonably acceptable to the Company (the “Paying Agent”), a cash amount equal to the aggregate Merger Price to which holders of Company Common Stock shall be entitled upon consummation of the Merger, to be held for the benefit of and distributed to such holders in accordance with this Section 2.03. The Paying Agent shall agree to hold such funds (such funds, together with earnings thereon, being referred to herein as the “Payment Fund”) for delivery as contemplated by this Section 2.03 and upon such additional terms as may be agreed upon by the Paying Agent and Parent. If for any reason (including losses) the Payment Fund is inadequate to pay the cash amounts to which holders of Company Common Stock shall be entitled, Parent and the Surviving Corporation shall in any event remain liable, and shall make available to the Paying Agent additional funds, for the payment thereof. All earnings in the Payment Fund in excess of the aggregate Merger Price are the property of the Surviving Corporation and shall be disbursed to Parent promptly upon termination of the Payment Fund. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent or the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) or non-certificated shares of Company Common Stock represented by book entry (“Book Entry Shares”) whose shares were converted pursuant to Section 2.1(c) into the right to received the Merger Price, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates or Book Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates or Book Entry Shares in exchange for Merger Price. Upon surrender of a Certificate or Book Entry Shares for cancellation to the Paying Agent, together with such letter of transmittal duly executed and completed in accordance with its terms, the holder of such Certificates or Book Entry Shares shall be entitled to receive in exchange therefor a cash payment representing the Merger Price for each share of Company Common Stock represented thereby, subject to any applicable withholding tax, which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificates or Book Entry Shares so surrendered shall forthwith be cancelled. In no event shall the holder of any Certificates or Book Entry Shares be entitled to receive interest on any funds to be received in the Merger, including any interest accrued in respect of the Payment Fund. In the event of a transfer of ownership of Company Common Stock prior to the Effective Time which is not registered in the transfer records of the Company, the Merger Price may be issued to a transferee if the Certificates or Book Entry Shares representing such Company Common Stock is presented to the Paying Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.03(b), each Certificates or Book Entry Shares shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Price for each share of Company Common Stock represented thereby as contemplated by this Article II, together with the dividends, if any, which may have been declared by the Company on the Company Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. Parent and the Surviving Corporation shall pay all fees and expenses of the Paying Agent in connection with the Payment Fund and the distributions therefrom.

(c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender for exchange of Certificates or Book Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Common Stock represented thereby. From and after the Effective Time, the share transfer books of the Company shall be closed and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the Company Common Stock which were outstanding immediately prior to the Effective Time (except for any transfers made in accordance with customary settlement procedures to reflect trades effected prior to the Effective Time). If, after the Effective Time, Certificates or Book Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.03.

(d) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the Company’s shareholders six months after the Effective Time shall, at the request of the Surviving Corporation, be delivered to the Surviving Corporation or otherwise according to the instruction of the Surviving Corporation, and any holders of Certificates or Book Entry Shares who have not theretofore complied with this Article II shall after such delivery to the Surviving Corporation look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) as general creditors for payment of their claim for the Merger Price. If any Certificate or Book Entry Share shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity), any such portion of the Payment Fund remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time shall, to the extent permitted by law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(e) No Liability. Neither Parent nor the Surviving Corporation shall be liable to any holder of Company Common Stock for cash representing the Merger Price delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Payment Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

(g) Lost Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent or the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate, the Merger Price due to such Person as provided in Section 2.03(b).

(h) Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (the “Code”), or under any Legal Requirement. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of which such deduction and withholding was made by Parent.

(i) Further Action. At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and Sub, any other actions and things necessary or advisable to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Sub, except as expressly set forth in the written disclosure letter prepared by the Company which is dated as of the date of this Agreement and arranged in sections corresponding to the numbered and lettered sections contained in this Article III (provided, however, that disclosure in any section shall be deemed to have been set forth in all other applicable sections where it is reasonably apparent on the face of the disclosure that such disclosure is applicable to such other sections notwithstanding the omission of any cross-reference to such other section) and is being concurrently delivered to Parent in connection herewith (the “Company Disclosure Letter”), as follows:

Section 3.01 Organization, Standing and Power.

Each of the Company and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties. Each of the Company and its Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company or its Subsidiaries. Section 3.01 of the Company Disclosure Letter lists each of the Company’s Subsidiaries. The Company owns all of the outstanding capital stock of each of its Subsidiaries free and clear of any Liens (as defined in Section 3.04(a) below). Other than its Subsidiaries, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity. The Company has previously delivered or made available to Parent complete and correct copies of the articles of incorporation and bylaws (or other comparable charter documents) of the Company and each of its Subsidiaries, in each case as amended through the date of this Agreement.

Section 3.02 Capital Structure.

The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, no par value per share (“Company Common Stock”), and 100,000 shares of Company Preferred Stock, no par value per share (“Company Preferred Stock”). At the close of business on September 20, 2006, (i) 12,965,250 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) no shares of Company Common Stock were held by the Company in its treasury, and (iv) 367,500 shares of Company Common Stock were reserved for issuance pursuant to the Company Warrants (defined below). At the close of business on September 20, 2006, the Company had granted options to purchase 230,000 shares of Company Common Stock under the Company Option Plan. Except as set forth above, at the close of business on September 20, 2006, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights linked to the price of Company Common Stock and granted under the Company Option Plan. All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the FBCA, the Company’s articles of incorporation or bylaws or any contract to which the

Company is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the Company’s shareholders may vote (“Voting Company Debt”). Except as set forth above or in the Company Disclosure Letter, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts (as defined in Section 3.04(a)), arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any Company Subsidiary or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Company capital stock. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary. Section 3.02 of the Company Disclosure Letter sets forth a true and complete list of the outstanding Company Options and the outstanding Company Warrants together with the number of shares of Company Common Stock subject thereto and the exercise price thereof.

Section 3.03 Authority; Execution and Delivery; Enforceability.

(a) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Company Shareholders’ Approval (as defined in Section 3.03(b)), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been unanimously approved by the Board of Directors of the Company (acting upon the recommendation of the Special Committee), and no other corporate proceedings on the part of the Company or its shareholders are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, other than obtaining the Company Shareholders’ Approval. The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery hereof by Parent and Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors’ rights and by the effect of the principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) The affirmative vote of the Company’s current shareholders, or any of them, is not necessary to consummate the Offer or the Merger.

Section 3.04 No Conflicts; Consents.

(a) The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, loss of a material benefit under or result in the creation or imposition of any liens, claims, mortgages, encumbrances, pledges, security interests, equities and charges of any kind (each a “Lien”) upon any of the assets or properties of the Company or its Subsidiaries under, any of the terms, conditions or provisions of (i) the articles of incorporation or bylaws or comparable charter or organizational documents of the Company or any of its Subsidiaries, respectively, or (ii) subject to the obtaining of the Company Shareholders’ Approval and the taking of the actions described in Section 3.04(b), (x) any Legal Requirements, applicable to the Company, its

Subsidiaries or any of their respective assets or properties, or (y) any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (together, “Contracts”) to which the Company or any of its Subsidiaries is a party or by which the Company, its Subsidiaries or any of their respective assets or properties are subject to or bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, rights of payment or reimbursement, terminations, cancellations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company (a “Conflict”).

(b) Except for (i) the approvals listed on Schedule 3.04(b) of the Company Disclosure Letter, (ii) the filing with the Securities and Exchange Commission (the “SEC”) of (A) the Schedule 14D-9, (B) any information statement (the “Information Statement”) required under Rule 14f-1 in connection with the Offer, and (C) such schedules or reports under Section 13 of the Exchange Act as may be required in connection with this Agreement, the Offer and Merger, and (iii) the filing of the Articles of Merger and Certificate of Merger and other appropriate merger documents required by the FBCA and the DGCL and appropriate documents with the relevant authorities of other states in which the parties are qualified to do business, no consent, approval or action of, filing with or notice to any Governmental Entity or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Legal Requirement or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company, its Subsidiaries or any of their respective assets or properties are subject to or bound for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby, excluding from the foregoing such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. As of the date of this Agreement, the Company has no Knowledge of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger on a timely basis.

Section 3.05 Reports and Financial Statements.

(a) Reports. The Company and each of its Subsidiaries has, in a timely manner, filed all forms, reports, schedules, registration statements, proxy statements, information statements and other documents (together with all amendments thereof and supplements thereto) that were required to be filed by the Company or any Subsidiary with any applicable Governmental Entity, including the SEC, since July 1, 2003 (as such documents have since the time of their filing been amended or supplemented, the “Company Reports”), which are all of the documents (other than preliminary material) that the Company or any Subsidiary was required to file with any applicable Governmental Entity since such date. The Company has made available to Parent all such registration statements, prospectuses, reports, schedules, forms, statements and other documents in the form filed with the SEC that are not publicly available through the SEC’s EDGAR database. As of their respective dates (and without giving effect to any amendments or supplements filed after the date of this Agreement with respect to Company Reports filed before the date of this Agreement), each of the Company Reports, (i) complied as to form in all material respects with Legal Requirements, including, in the case of forms, reports, schedules, registration statements, proxy statements, information statements and other documents (together with all amendments thereof and supplements thereto) subject to the requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”), or the Exchange Act (as such documents have since the time of their filing been amended or supplemented, the “SEC Reports”), the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. The Company has previously furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act. As of the date hereof, there are no unresolved comments issued by the staff of the SEC with respect to any of the SEC Reports.

(b) Financial Statements. Each of the audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes and schedules, if any, thereto) included in the SEC Reports (the “Company Financial Statements”): (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC, (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC), and (iii) fairly presented, in all material respects the consolidated financial position of the Company as at the respective dates thereof and the consolidated results of its operations, stockholders’ equity and cash flows for the respective periods indicated (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments, as permitted by GAAP and the applicable rules and regulations promulgated by the SEC). The balance sheet of the Company contained in the SEC Reports as of June 30, 2006, is hereinafter referred to as the “Company Balance Sheet.” Other than liabilities (A) disclosed in the Company Financial Statements or (B) incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required by GAAP to be disclosed on a consolidated balance sheet or in the notes thereto which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(c) Internal Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) that are reasonably designed to ensure that material information (both financial and non-financial) relating to the Company and the Subsidiaries required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the Company’s principal executive officer and principal financial officer, or Persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and the principal financial officer of the Company required by Section 302 of the Sarbanes-Oxley Act of 2002 (“SOX”) with respect to such reports. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Sections 302 and 906 of SOX and the rules and regulations promulgated thereunder with respect to the Company Reports and such certifications were accurate. To the Company’s Knowledge, there is no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls and procedures.

(d) Sarbanes-Oxley Act; Nasdaq. The Company is in compliance in all material respects with (i) the applicable provisions of the SOX and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ Global Market.

(e) Books and Records. The Company’s books and records and those of its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

Section 3.06 Information Supplied.

None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9, or the Information Statement, and any other documents required to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated hereunder, will, on the date of its filing, or, at the date it is first mailed to the Company’s shareholders, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9, the Information Statement, and any other documents required to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated hereunder will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub for inclusion or incorporation by reference therein.

Section 3.07 Absence of Certain Changes or Events.

Since the date of the Company Balance Sheet there has not been: (i) any Material Adverse Effect on the Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its Subsidiaries’ capital stock, or any repurchase for value or redemption by the Company or any of its Subsidiaries of any of the Company’s capital stock or any other securities of the Company or its Subsidiaries except for repurchases from Employees following termination of employment pursuant to the terms of applicable pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock, (iv) any granting by the Company or any of its Subsidiaries of any material (whether individually or in the aggregate) increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice (other than to directors or officers of the Company), or any payment by the Company or any of its Subsidiaries of any material (whether individually or in the aggregate) bonus, except for bonuses made in the ordinary course of business consistent with past practice (other than to directors or officers of the Company), or any granting by the Company or any of its Subsidiaries of any material (whether individually or in the aggregate) increase in severance or termination pay or any entry by the Company or any of its Subsidiaries into any material (whether individually or in the aggregate) employment, severance, termination or indemnification agreement, (v) entry by the Company or any of its Subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property (as defined in Section 3.09(a)(i)), other than non-exclusive license, supply and distribution agreements entered into in the ordinary course of business consistent with past practice, (vi) any material (whether individually or in the aggregate) amendment or consent with respect to any Company Material Contract (as defined in Section 3.17) in effect since the date of the Company Balance Sheet, (vii) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (viii) any material revaluation by the Company of any of its assets.

Section 3.08 Taxes.

(a) Definition. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all federal, state, local and foreign taxes, assessments, fees, surcharges, contributions, and other governmental charges, duties, impositions and liabilities, or other payments made at the direction of a local, state, federal, or foreign government or government agency, including but not limited to contributions to support universal service, disability services, local number portability, and the North American numbering plan, access deficit contributions, and administrative or regulatory fees, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 3.08(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 3.08(a) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b) Tax Returns and Audits.

(i) The Company and each of its Subsidiaries have filed all material federal, state, local and foreign returns, estimates, information statements and reports (including amendments thereto) relating to any and all Taxes (“Tax Returns”) required to be filed by any of them and have paid, or have adequately reserved (in accordance with GAAP) for the payment of, all Taxes required to be paid, and the most recent financial statements contained in the SEC Reports reflect an adequate reserve (in accordance with GAAP) for all Taxes payable by the Company and its Subsidiaries through the date of such financial statements. No material deficiencies for any Taxes have been asserted or assessed, or to the Knowledge of the Company, proposed, against the Company or any of its Subsidiaries that are not subject to adequate reserves (in accordance with GAAP), nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax.

(ii) The Company and each of its Subsidiaries have timely paid or withheld with respect to their Employees (and paid over any amounts withheld to the appropriate Taxing authority) all federal, state, provincial and foreign income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other similar Taxes required to be paid or withheld.

(iii) No audit or other examination of any material Tax Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination.

(iv) The Company has made available to Parent or its legal counsel, copies of all material Tax Returns for the Company and each of its Subsidiaries for all years for which the applicable statute of limitations has not expired.

(v) Neither the Company nor any of its Subsidiaries is, nor has been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(vi) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

(vii) Neither the Company nor any of its Subsidiaries has engaged in a “reportable transaction,” as set forth in Treas. Reg. § 1.6011-4(b), or any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. § 1.6011-4(b)(2).

Section 3.09 Intellectual Property.

(a) Definitions. For the purposes of this Agreement, the following terms have the following meanings:

(i) “Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (A) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (B) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer data; (C) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (D) all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology; (E) domain names, uniform resource locators (“URLs”) and other names and locators associated with the Internet (collectively, “Domain Names”), (F) all computer software, including all source code, object code, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded; (G) all industrial designs and any registrations and applications therefor throughout the world; (H) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (I) all databases and data collections and all rights therein throughout the world; (J) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (K) any similar or equivalent rights to any of the foregoing anywhere in the world.

(ii) “Company Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company or any of its Subsidiaries.

(iii) “Registered Intellectual Property” shall mean all United States, international and foreign: (A) patents and patent applications (including provisional applications); (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; and (C) registered copyrights and applications for copyright registration.

(iv) “Company Registered Intellectual Property” shall mean all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any of its Subsidiaries.

(v) “Personal Data” shall mean a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, credit or debit card number or customer or account number, or any other piece of information that allows the identification of a natural person.

(vi) “User Data” shall mean any Personal Data or other data or information collected by or on behalf of the Company or any of its Subsidiaries from users of any Company Product or website of the Company or any of its Subsidiaries.

(vii) “Company Privacy Policy” shall mean any external or internal, past or present policy of the Company or any of its Subsidiaries relating to: (A) the privacy of users of any Company Product or of any externally accessible website of the Company or any of its Subsidiaries, (B) the collection, storage, disclosure, and transfer of any User Data or Personal Data, or (C) any Employee information.

(b) Registered Intellectual Property; Proceedings. Section 3.09(b) of the Company Disclosure Letter sets forth (i) all material Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered, the filing and/or expiration dates, and the corresponding application and registration numbers and similar identifiers, (ii) all proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere else in the world) related to any material Company Registered Intellectual Property.

(c) Company Products. Section 3.09(c) of the Company Disclosure Letter sets forth a list (by name and version number) of all material products or service offerings of the Company or any of its Subsidiaries (collectively, “Company Products”) that are currently being sold, distributed, provided or otherwise disposed of, or which the Company or any of its Subsidiaries currently supports or is obligated to support or maintain, or any products or services under development which the Company intends to make commercially available within 12 months of the date hereof.

(d) No Order. No material Company Intellectual Property or Company Product is subject to any proceeding or outstanding order or judicial stipulation restricting in any manner the use, transfer, or licensing thereof by the Company or any of its Subsidiaries, or which may adversely affect the validity, use or enforceability of such Company Intellectual Property or Company Product.

(e) Registration. Each item of material Company Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance and renewal fees currently due in connection with such material Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such material Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining or perfecting such material Company Registered Intellectual Property. The Company has no Knowledge of any facts or circumstances that would render any material Company Registered Intellectual Property unenforceable.

(f) Absence of Liens. The Company owns and has good and exclusive title to each item of material Company Intellectual Property (including all Company Intellectual Property embodied in, or necessary for the use, distribution, importation, sale or other exploitation of, any Company Product) owned by it, free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted in the ordinary course of business consistent with past practice and Liens that do not materially restrict Company’s use or exploitation of any Company Intellectual Property). All Company Intellectual Property will be fully transferable, alienable and licensable by the Surviving Corporation without material restriction and without material payment of any kind to any third party.

(g) Third-Party Development. To the extent that any technology, software or Intellectual Property has been developed or created independently or jointly by a third party for the Company or any of its Subsidiaries, or any technology, software or other Intellectual Property that has been developed or created independently or jointly by a third party is incorporated into or bundled or distributed with any of the Company Products, the Company and its Subsidiaries have a written agreement with such third party with respect thereto and the Company and its Subsidiaries thereby either (i) have obtained ownership of, and are the exclusive owners of, or (ii) have obtained licenses (sufficient for the conduct of its business as currently conducted) to all technology, software or Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so. Without limiting the foregoing, the Company and each of its Subsidiaries has the right to use, pursuant to valid licenses, all data (including personal data of third parties), all software development tools, library functions, operating systems, data bases, compilers and all other third-party software to the extent that each of the foregoing (i) is used in the operation of the Company’s and its Subsidiaries’ business, or (ii) is required to operate or support any software that is Company Intellectual Property or is incorporated into or distributed with any Company Product.

(h) Transfers. Neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any material Intellectual Property that is or was Company Intellectual Property (including any Company Intellectual Property embodied in, or necessary for the use, distribution, importation, sale or other exploitation of, any Company Product by the Company), to any third party, or knowingly permitted the Company’s rights in such Intellectual Property to lapse.

(i) Licenses. Other than “shrink wrap” and similar widely available commercial end-user licenses, Section 3.09(i) of the Company Disclosure Letter sets forth a list of all contracts, licenses and agreements to which the Company or any of its Subsidiaries is a party (i) with respect to material Company Intellectual Property licensed or transferred to any third party, or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to the Company or any of its Subsidiaries.

(j) No Conflict. To the Knowledge of the Company, all Contracts affecting the Company’s use or ownership of either (i) material Company Intellectual Property, or (ii) Intellectual Property of a third party licensed to the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole, are in full force and effect (such Contracts referred to herein as “IP Contracts”). The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, suspension of, or acceleration of any payments (including allowing any third party to require the Company or any of its Subsidiaries to prepay any obligations or result in the loss of any prepaid royalties or fees) with respect to, any IP Contracts. Each of the Company and its Subsidiaries is in material compliance with, and has not materially breached any term of any IP Contracts and, to the Knowledge of the Company, all other parties to IP Contracts are in compliance with, and have not materially breached any term of, such Contracts. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of the Company’s and its

Subsidiaries’ rights under all IP Contracts to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional material amounts or material consideration, or the loss of any material prepaid royalties or material fees, other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries would otherwise be required to pay or would lose.

(k) Effect of Transaction. To the Company’s knowledge, neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent or the Surviving Corporation by operation of law or otherwise of any contracts or agreements to which the Company or any of its Subsidiaries are a party, will result in (i) either Parent or the Surviving Corporation granting to any third party any right to or with respect to any material Intellectual Property right owned by, or licensed to, either of them, (ii) either Parent or the Surviving Corporation being bound by, or subject to, any non-compete or other material restriction on the operation or scope or their respective businesses, or (iii) either Parent or the Surviving Corporation being obligated to pay any material royalties or other material amounts to any third party in excess of those payable by Parent or the Company, respectively, prior to the Closing.

(l) No Infringement. To the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries as such business currently is conducted and reasonably contemplated to be conducted, including (i) the Company’s and its Subsidiaries’ design, development, manufacture, distribution, reproduction, marketing or sale of the products, software or services of the Company and its Subsidiaries (including Company Products), (ii) the Company’s use of any product, device, algorithm or process and (iii) the use, distribution and exploitation of User Data (if any), has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or unfair trade practices under the laws of any jurisdiction.

(m) All Necessary Intellectual Property. To the Knowledge of Company, the Company and its Subsidiaries own or otherwise have sufficient rights to all material Intellectual Property used in and/or necessary to the conduct of the business of the Company and its Subsidiaries as it currently is conducted, and as it is currently planned to be conducted by the Company and its Subsidiaries.

(n) No Notice of Infringement. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received notice from any third party that the operation of the business of the Company or any of its Subsidiaries or any act, product or service of the Company or any of its Subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or unfair trade practices under the laws of any jurisdiction.

(o) No Third Party Infringement. To the Knowledge of the Company, no Person has infringed or misappropriated, or is infringing or misappropriating, any material Company Intellectual Property, including any Company Intellectual Property (other than Company Intellectual Property owned by a third party) embodied in, or necessary for the use, distribution, importation, sale or other exploitation of, any Company Product by the Company.

(p) Proprietary Information Agreements. The Company and each of its Subsidiaries has taken reasonable steps to protect the Company’s and its Subsidiaries’ rights in the Company’s confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to the Company or any of its Subsidiaries, and, without limiting the foregoing, each of the Company and its Subsidiaries has and enforces a policy requiring each Employee to execute a proprietary information and confidentiality agreement substantially in the form provided to Parent, and to the Knowledge of the Company, all Employees of the Company and any of its Subsidiaries have executed such an agreement, except where the failure to do so is not reasonably expected to have a Material Adverse Effect on the Company.

(q) Open Source. For purposes of this Agreement, “Open Source Material” shall mean any software or other Intellectual Property that is distributed or made available as “open source software” or “free software” or is otherwise publicly distributed or made generally available in source code or equivalent form under terms that permit modification and redistribution of such software or Intellectual Property. Open Source Materials includes software that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License or BSD License, as well as all other similar “public” licenses.

(i) Section 3.09(q)(i) of the Company Disclosure Letter accurately identifies and describes (A) each item of Open Source Material (x) that is material to a Company Product and (y) that is or has been contained in, distributed with, or used in the development of a Company Product or from which any part of any Company Product has been derived, or which is or has been distributed or made available to any third party by or for the Company or any of its Subsidiaries, (B) the Internet link where applicable to the applicable license terms for each such item of Open Source Material, (C) the Company Product(s) (if any) to which each such item of Open Source Material relates, and (D) whether (and if so, how) each such item of Open Source Material has been modified or distributed by or for the Company or any of its Subsidiaries.

(ii) Except as set forth in Section 3.09(q)(ii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has (A) incorporated Open Source Materials into, or combined Open Source Materials with, any Company Product or Company Intellectual Property or used Open Source Materials to develop or provide any Company Product or Company Intellectual Property, (B) distributed Open Source Materials in conjunction with or for use with any Company Product or Company Intellectual Property, or (C) otherwise used Open Source Materials, in the case of each of (A), (B) or (C), in a manner that (x) imposes or could impose a requirement or condition that such Company Product or Company Intellectual Property (or any material portion thereof) (1) be disclosed or distributed in source code form, (2) be licensed for the purpose of making modifications or derivative works, or (3) be redistributable at no charge, or (y) grants or would require the grant of a license to any Person of any Company Intellectual Property.

(r) Privacy and Personal Data. Neither the Company nor its Subsidiaries have breached or violated any Company Privacy Policy and, to the Knowledge of Company, there has been no unauthorized or illegal use of or access to any of the User Data or Personal Data collected by Company or its Subsidiaries from its customers or users of its websites. Neither the execution, delivery, or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement, nor the Surviving Corporation’s possession or use (in the same manner previously used by the Company) of any User Data upon Closing will result in any violation of any law or Company Privacy Policy.

Section 3.10 Compliance; Permits; Exports; FCPA.

(a) Compliance. Neither the Company nor any of its Subsidiaries is in conflict with, or in default or in violation of, any Legal Requirement applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound or affected, except for those conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. As of the date hereof, the Company has not received notice that any investigation or review by any Governmental Entity is pending and, to the Knowledge of the Company, no such investigation or review has been threatened, against the Company or any of its Subsidiaries. There is no material judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or materially impairing (i) any business practices of the Company or any of its Subsidiaries, (ii) any acquisition of material property by the Company or any of its Subsidiaries or (iii) the conduct of business by the Company and its Subsidiaries as currently conducted.

(b) Permits. The Company and its Subsidiaries hold, to the extent legally required, all material permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders and approvals from Governmental Entities (“Permits”) that are required for the operation of the business of the Company and its Subsidiaries as currently conducted (collectively, “Company Permits”). As of the date hereof, no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except for such suspensions or cancellations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits.

(c) Canadian Regulatory Matters. The Annual Reporting Form and supporting financial information and reports (“Contribution Forms”) of Yak Communications (Canada) Inc. for its last complete financial year were filed in accordance with its obligations pursuant to Changes to the contribution regime, Decision CRTC 2000-745, 30 November 2000 (Decision 2000-745), and the Contribution Forms are in material compliance with the determinations, procedures and guidelines of the Canadian Radio-television and Telecommunications Commission (“CRTC”) as set out in Decision 2000-745, Orders CRTC 2001-220 and 2001-221, Telecom Decision CRTC 2002-35, and any other subsequent procedures or directions issued or approved by the CRTC from time to time. Yak Communications (Canada) Inc. is in material compliance with the determinations, procedures and guidelines of the CRTC as set out in Decision 2000-745, Orders CRTC 2001-220 and 2001-221, Telecom Decision CRTC 2002-35, including with respect to monthly contribution filings and payments, and any other subsequent procedures or directions issued or approved by the CRTC from time to time. Yak Communications (Canada) Inc. has not received any notice of material delinquency from the CRTC that remains uncured.

(d) Export Control Laws. Each of the Company and its Subsidiaries (x) is conducting its export transactions in accordance in all material respects, and (y) has conducted its export transactions in accordance, other than as would not reasonably be expected to have a Material Adverse Effect on the Company, with all applicable U.S. export and re-export control laws and, to the Knowledge of the Company, all other applicable import/export controls in other countries in which the Company and its Subsidiaries conduct business.

(i) Each of the Company and its Subsidiaries has obtained, and is in material compliance with, all material export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Entity required for (A) the export and re-export of products, services, software and technologies and (B) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);

(ii) As of the date hereof, there are no pending or, to the Knowledge of the Company, threatened claims or legal actions against the Company or any Subsidiary alleging a violation of such Export Approvals or the export control laws of any Governmental Entity; and

(iii) No Export Approvals for the transfer of export licenses to the Surviving Corporation are required by the consummation of the Merger, other than such Export Approvals the failure of which to obtain would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company.

(e) Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any officer, director, agent, Employee or other Person associated with or acting on their behalf, has, directly or indirectly, materially violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), and to the Knowledge of the Company, none of them has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, or made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment. The Company has established reasonable internal controls and procedures designed to ensure compliance with the FCPA.

Section 3.11 Litigation.

As of the date hereof, there are no claims, suits, actions or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, before any court, Governmental Entity, or any arbitrator that seek to restrain or enjoin the consummation of the transactions contemplated hereby or which would reasonably be expected, either individually or in the aggregate with all such claims, actions or proceedings, to be material to the Company and its Subsidiaries taken as a whole.

Section 3.12 Brokers.

Except for fees payable to Orion Securities Inc. (“Orion”) pursuant to an engagement letter dated June 25, 2006, a copy of which has been provided to Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with this Agreement or any transaction contemplated hereby based upon arrangements made by or on behalf of the Company. Section 3.12 of the Company Disclosure Letter sets forth a listing of any Contract with any accountant, broker, financial advisor, consultant, legal counsel or other Person retained by the Company in connection with this Agreement or the transactions contemplated hereby which is other than on a “time and materials” basis at customary rates.

Section 3.13 Transactions with Affiliates.

Except as set forth in the SEC Reports, since the date of the Company’s last proxy statement filed with the SEC, no event has occurred as of the date hereof that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 3.14 Employee Benefit Plans.

(a) Schedule. Section 3.14(a) of the Company Disclosure Letter sets forth a correct and complete list of all “employee benefit plans” (as defined in Section 3(3) of ERISA), and all other material employee benefit plans, agreements, policies, contracts or arrangements, including Company Material Contracts, bonus plans, incentive, equity or equity-based compensation, or deferred compensation arrangements, change in control, termination or severance plans or arrangements, stock purchase, severance pay, insurance coverage (including medical, dental, vision and life insurance), or other material employee benefit plans or program, whether written or unwritten, funded or unfunded, which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Controlled Group Affiliate (as defined in Section 3.14(e)) for the benefit of current or former employees, consultants or directors (each, an “Employee”), or with respect to which the Company or any Controlled Group Affiliate has or may have any liability or obligation (collectively, the “Company Benefit Plans”). Neither the Company nor any Controlled Group Affiliate has a Contract, plan or commitment, whether legally binding or not, to create any additional Company Benefit Plan or to modify any existing Company Benefit Plan that would reasonably be expected to result in material liability to the Company and its Controlled Group Affiliates, taken as a whole.

(b) Documents. With respect to each Company Benefit Plan covering Employees who perform services in the United States and Canada, the Company has delivered or made available to Parent for review, as applicable, (i) the most recent documents constituting the Company Benefit Plans (including all amendments thereto and related trust documents), and with respect to any Company Benefit Plan that has been merged into another Company Benefit Plan, the plan documents in effect prior to the merger of such plan, (ii) the most recent annual actuarial valuations and/or audited statement of assets and liabilities for each applicable Company Benefit Plan, (iii) the most recent Form 5500 and all schedules thereto, (iv) the most recent Approval (as defined in Section 3.14(c)(ii)) for each Company Benefit Plan, as applicable, (v) all material correspondence to or from any Governmental Entity relating to any Company Benefit Plan, (vi) all discrimination tests for each Company Benefit Plan, if applicable, for the most recent plan year, and (vii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Benefit Plan.

(c) Benefit Plan Compliance.

(i) With respect to each Company Benefit Plan, no event has occurred and there exists no condition or set of circumstances, in connection with which the Company or any of its Subsidiaries would be subject to any material liability under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code, Canada Pension Plan, R.S.C. 1985 c. C-8, the Health Insurance Act, R.S.O. c. H-6 (Ontario) and other similar health plans established pursuant to statute or any other applicable Legal Requirement, which would reasonably be expected to result in material liability to the Company and its Controlled Group Affiliates, taken as a whole.

(ii) Each Company Benefit Plan has been, in all material respects, administered and operated in accordance with its terms, with the applicable provisions of ERISA, the Code, Canada Pension Plan, R.S.C. 1985 c. C-8, the Health Insurance Act, R.S.O. c. H-6 (Ontario) and other similar health plans established pursuant to statute and all other applicable material Legal Requirements and the terms of all applicable collective bargaining agreements. Each Company Benefit Plan, including any material amendments thereto, that is capable of approval by, and/or registration for and/or qualification for special tax status with, the appropriate taxation, social security and/or supervisory authorities in the relevant country, state, territory or the like (each, an “Approval”) has received such Approval or there remains a period of time in which to obtain such Approval retroactive to the date of any material amendment that has not previously received such Approval, except for the lack of such Approvals which would not reasonably be expected to result in material liability to the Company and its Controlled Group Affiliates, taken as a whole. Except as required by Legal Requirements, no condition exists that would prevent the Company or Parent from terminating or amending any Company Benefit Plan at any time for any reason without material liability to the Company and its Controlled Group Affiliates, taken as a whole (other than ordinary administration expenses or routine claims for benefits).

(iii) No material oral or written representation or commitment with respect to any material aspect of any Company Benefit Plan has been made to an Employee of the Company or any of its Subsidiaries by an authorized Employee of the Company that is not materially in accordance with the written or otherwise preexisting terms and provisions of such Company Benefit Plans that would reasonably be expected to result in material liability to the Company and its Controlled Group Affiliates, taken as a whole. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has entered into any agreement, arrangement or understanding, whether written or oral, with any trade union, works council or other Employee representative body or any material number or category of its Employees which would prevent, restrict or materially impede the implementation of any lay-off, redundancy, severance or similar program within its or their respective workforces (or any part of them).

(iv) There are no unresolved material claims or disputes under the terms of, or in connection with, any Company Benefit Plan (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced, or to the Knowledge of the Company, is threatened or reasonably anticipated (other than routine claims for benefits), with respect to any material claim, which would reasonably be expected to result in material liability to the Company and its Controlled Group Affiliates, taken as a whole.

(d) Plan Funding. With respect to the Company Benefit Plans, there are no material benefit or funding obligations for which contributions have not been made or properly accrued or will not be offset by insurance and there are no material benefit or funding obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with the requirements of GAAP, on the financial statements of the Company. The assets of each Company Benefit Plan which is funded are reported at their fair market value on the books and records of such Company Benefit Plan.

(e) No Pension or Welfare Plans. Neither the Company nor any other Person under common control within the meaning of Section 414(b), (c), (m) or (o) of the Code (a “Controlled Group Affiliate”) with the Company has ever maintained, established, sponsored, participated in, or contributed to, any (i) Company Benefit Plan which is or was subject to Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (iii) “multiple employer plan” as defined in ERISA or the Code, (iv) “funded welfare plan” within the meaning of Section 419 of the Code, (v) Canada Pension Plan, R.S.C. 1985 c. C-8, the Health Insurance Act, R.S.O. c. H-6 (Ontario) and other similar health plans established pursuant to statute and all other applicable material Legal Requirements. No Company Benefit Plan provides health benefits that are not fully insured through an insurance contract.

(f) Continuation Coverage. No Company Benefit Plan provides material post-termination or retiree welfare benefits (whether or not insured), with respect to any Person for any reason (other than coverage mandated by applicable Legal Requirements and neither the Company nor any Controlled Group Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other Person would be provided with post-termination or retiree welfare benefits, except to the extent required by applicable Legal Requirements or as would not otherwise reasonably be expected to result in material liability to the Company and its Controlled Group Affiliates, taken as a whole.

(g) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Benefit Plan that will or may result in any material payment (whether of severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee. There is no contract, agreement, plan or arrangement to which the Company or any Controlled Group Affiliate is a party or by which it is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code or applicable Legal Requirements.

(h) Labor. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. To the Knowledge of the Company, there are no activities or proceedings of any labor union to organize any Employees. There is no labor dispute, strike or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened or reasonably anticipated which may materially interfere with the respective business activities of the Company or any of its Subsidiaries. None of the Company, any of its Subsidiaries or any of their respective representatives or Employees has committed any material unfair labor practice in connection with the operation of the respective businesses of the Company or any of its Subsidiaries. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company has paid in full all amounts owing under the Workers’ Compensation Act, R.S.O. 1990, c. W. 11 (Ontario) or comparable provincial legislation, and the workers’ compensation claims experience of the Company would not permit a material penalty reassessment under such legislation. Neither the Company nor any of its Subsidiaries have incurred any material liability or material obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local law which remains unsatisfied.

(i) Employment Matters. Except as would not reasonably be expected to result in material liability to the Company and its Controlled Group Affiliates, taken as a whole, the Company: (A) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment (including but not limited to the classification of any Person as an employee or independent contractor), employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (B) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (C) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (D) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). The services provided by each of the U.S. Employees (other than consultants and contractors) are terminable at will by the Company and the Company is not a party to any Contract with any U.S. Employees (other than consultants and contractors) that provides for severance or other post-termination pay. Neither the Company nor any of its Subsidiaries is party to any Contract with any non-U.S. Employee that provides benefits to such non-U.S. Employee or restrictions on the Company in excess of those required by applicable Legal Requirements.

Section 3.15 Title to Properties.

(a) Leases. Section 3.15(a) of the Company Disclosure Letter sets forth a list of all material real property leases to which the Company or any of its Subsidiaries is a party or by which any of them is bound (each, a “Company Lease”). No party has a right to occupy any of the premises subject to a Company Lease (“Company Leased Property”) except for the Company or its Subsidiaries. The Company has made available to Parent a true and complete copy of each Company Lease.

(b) Properties. The Company does not own any real property. There are no pending, or, to the Knowledge of the Company, threatened condemnation or eminent domain actions or proceedings, or any special assessments or other activities of any public or quasi-public body that are reasonably likely to adversely affect the Company Leased Property.

(c) Valid Title. The Company and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business that are material to the Company and its Subsidiaries, taken as a whole, free and clear of any Liens, except for (i) Liens imposed by law in respect of obligations not yet due which are owed in respect of Taxes or (ii) Liens which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

Section 3.16 Environmental Matters. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole:

(a) no underground storage tanks and no amount of any substance that has been designated as radioactive, toxic, hazardous or a pollutant or contaminant or words of similar meaning and effect by applicable Legal Requirements, including PCBs, asbestos, petroleum, urea-formaldehyde and mold, (a “Hazardous Material”) are present as a result of the actions of the Company or any of its Subsidiaries or any affiliate of the Company, or, to the Knowledge of the Company, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased;

(b) neither the Company nor any of its Subsidiaries has disposed of, transported, stored, sold, used, released, generated, exposed its Employees or others to, or distributed, manufactured, sold, transported or disposed of any product containing a Hazardous Material (collectively “Hazardous Material Activities”) in violation of any Legal Requirement to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity (collectively, “Hazardous Materials Laws”);

(c) no action or proceeding is pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries arising out of Hazardous Materials Laws; and

(d) neither the Company nor any of its Subsidiaries has entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of any Hazardous Materials Laws or the Hazardous Materials Activities of the Company or any of its Subsidiaries.

Section 3.17 Contracts.

(a) Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean:

(i) any “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

(ii) any employment or consulting Contract (in each case, under which the Company or any of its Subsidiaries may have continuing obligations as of the date hereof) with (A) any current or former executive officer or other employee of the Company earning an annual salary in excess of $150,000 or (B) any member of the Company’s Board of Directors, other than those that are terminable by the Company or any of its Subsidiaries on no more than 30 days notice without liability or financial obligation to the Company;

(iii) any Contract or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iv) any Contract of indemnification or any guaranty that is or could be material to the Company and its Subsidiaries, taken as a whole (in each case, under which the Company or any of its Subsidiaries has continuing obligations as of the date hereof) other than any agreement of indemnification entered into in connection with the sale or license of hardware or software products in the ordinary course of business;

(v) any Contract containing any covenant (A) limiting the right of the Company or any of its Subsidiaries to engage in any material line of business or to compete with any Person in any material line of business, (B) granting any exclusive rights, or (C) otherwise prohibiting or limiting the right of the Company and its Subsidiaries to sell, distribute or manufacture any material products or services or to purchase or otherwise obtain any material software, components, parts or subassemblies;

(vi) any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business;

(vii) any Contract governing the terms of any material ownership or investments of the Company or any of its Subsidiaries in any other Person or business enterprise other than Company’s Subsidiaries, or any Contract pursuant to which the Company or its Subsidiaries has any material obligation or commitment (whether conditional or otherwise) to make any investment or acquire any ownership interest in any other Person or business enterprise other than the Company’s Subsidiaries;

(viii) any dealer, distributor, joint marketing or development agreement under which the Company or any of its Subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of 90 days or less, or any agreement pursuant to which the Company or any of its Subsidiaries have continuing obligations to jointly develop any Intellectual Property that will not be wholly owned by the Company or any of its Subsidiaries and which may not be terminated without penalty upon notice of 90 days or less;

(ix) any Contract to provide source code to any third party for any product or technology of the Company and its Subsidiaries;

(x) any Contract containing any support, maintenance or service obligation on the part of the Company or any of its Subsidiaries, which represents a value or liability in excess of $1,000,000 or more for telecommunications Contracts or $500,000 or more for all other Contracts, each on an annual basis, other than those obligations that are terminable by the Company or any of its Subsidiaries on no more than 30 days notice without liability or financial obligation to the Company or its Subsidiaries;

(xi) any Contract to license any third party to manufacture or reproduce any of the Company’s products, services or technology or any Contract to sell or distribute any of the Company’s products, services or technology, except agreements with distributors or sales representatives in the ordinary course of business consistent with past practice and terminable without penalty upon notice of 90 days or less;

(xii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $250,000, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly-owned Subsidiaries, in each case in the ordinary course of business;

(xiii) any material settlement agreement with continuing obligations thereunder entered into within five years prior to the date of this Agreement;

(xiv) any Company Lease;

(xv) any Contract with the Company’s top 20 customers by revenue for the year ended June 30, 2006; or

(xvi) any other Contract that represents a value of $1,000,000 or more for telecommunications Contracts or $500,000 or more for all other Contracts in the last twelve months in any individual case and which may not be terminated without penalty upon notice of 90 days or less.

(b) Schedule. Section 3.17(b) of the Company Disclosure Letter sets forth a list of all Company Material Contracts to which the Company or any of its Subsidiaries is a party or is bound by as of the date hereof and which are described in Sections 3.17(a)(i) through 3.17(a)(xv), in each case referencing such applicable paragraph number on the Company Disclosure Letter.

(c) No Breach. All Company Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, no third party has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 3.18 U.S. Business Assets and Operations.

At the Effective Time, Yak Communications (America) Inc. (“Yak U.S.”) shall hold clear and valid title to all of the properties and assets (including intangible assets) used in the operation of the Company’s and its Subsidiaries’ business in the United States (the “U.S. Business”) free and clear of any Liens.

Section 3.19 Insurance.

The insurance policies covering the Company, its Subsidiaries or any of their respective Employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance are set forth on Section 3.19 of the Company Disclosure Letter. All such insurance policies are in full force and effect, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no threatened termination of, or material premium increase with respect to, any such policies.

Section 3.20 Board Approval.

The Board of Directors of the Company (acting upon the recommendation of the Special Committee) has, by resolutions duly adopted by unanimous vote at a meeting of all directors duly called and held and not subsequently rescinded or modified in any way prior to the date hereof (i) determined that the Merger is fair to, and in the best interests of, the Company and its shareholders and declared the Merger to be advisable, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and (iii) unanimously recommended that the shareholders of the Company accept the Offer, tender their shares of Company Common Stock to Sub pursuant to the Offer and approve and adopt this Agreement.

Section 3.21 Takeover Statutes.

The Board of Directors of the Company has taken all necessary actions so that the restrictions contained in the FBCA applicable to this Agreement and the transactions contemplated hereby, and any other similar Legal Requirement, are not applicable to this Agreement, the Merger and the other transactions contemplated hereby.

Section 3.22 Accuracy of Information.

The statements with respect to the Company and its Subsidiaries contained in this Agreement, the Schedules, the Company Disclosure Letter, the Exhibits and any agreement, certificate or document executed and delivered by or on behalf of the Company or its Subsidiaries at the Closing, are as of the date hereof or thereof, and will be as of the Closing Date, true and correct in all material respects, and such statements and documents do not, or will not, knowingly omit any material fact necessary to make the statements made by the Company and its Subsidiaries contained therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub represent and warrant to the Company, except as expressly set forth in the written disclosure letter prepared by Parent and Sub which is dated as of the date of this Agreement and arranged in sections corresponding to the numbered and lettered sections contained in this Article IV (provided, however, that disclosure in any section shall be deemed to have been set forth in all other applicable sections where it is readily apparent on the face of the disclosure that such disclosure is applicable to such other sections notwithstanding the omission of any cross-reference to such other section) and is being delivered to the Company in connection herewith (the “Parent Disclosure Letter”), as follows:

Section 4.01 Organization, Standing and Power.

Parent is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Parent has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to have such power and authority which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole.

Section 4.02 Sub.

(a) Since the date of its incorporation, Sub has not carried on any business or conducted any operations other than in connection with the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Sub was incorporated solely for the purpose of consummating the Merger.

(b) The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $0.001 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien.

Section 4.03 Authority.

Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated thereby. The execution, delivery and performance by each of Parent and Sub of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. Parent, as sole stockholder of Sub, has approved this Agreement. Each of Parent and Sub has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery hereof by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors’ rights and by the effect of the principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 4.04 No Conflicts; Consents.

(a) The execution and delivery by each of Parent and Sub of this Agreement, do not, and the performance by each of Parent and Sub of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in any violation or breach of, constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the certificate of incorporation or bylaws (or other comparable organizational documents of Parent or any of its Subsidiaries), (ii) any Contracts to which Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound, or (iii) subject to the filings and other matters referred to in Section 3.04(b), any Legal Requirement applicable to Parent or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole.

(b) Except for (i) the approvals listed on Section 3.04(b) of the Company Disclosure Letter (which approvals Parent has no reason to believe, as of the date hereof, there will be any impediment to obtaining), (ii) the filing with the SEC of the Offer Documents and such reports under the Exchange Act as may be required in connection with this Agreement, the Offer and the Merger, and (iii) the filing of the Articles of Merger and Certificate of Merger and other appropriate merger documents required by the FBCA and DGCL, no consent, approval or action of, filing with or notice to any Governmental Entity or other public or private third party by Parent is necessary or required under any of the terms, conditions or provisions of any Legal Requirement applicable to Parent or any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by each of Parent and Sub, the performance by each of Parent and Sub of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole.

Section 4.05 Information Supplied.

Neither the written information supplied, or to be supplied, by or on behalf of Parent or Sub for inclusion in the Offer Documents, or the Schedule 14D-9 or the Information Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, will on the date of its filing or at the date it is mailed to shareholders of the Company, as applicable, and at the time of the Company Shareholders’ Meeting, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

Section 4.06 Financial Ability to Perform

Parent has adequate financial resources to satisfy its monetary and other obligations under this Agreement.

Section 4.07 Litigation.

There is no suit, action or proceeding pending or, to the Knowledge of Parent, threatened against or affecting Parent or Sub that, individually or in the aggregate, would would reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole.

Section 4.08 Ability to Obtain Regulatory Approval.

As of the date of this Agreement, Parent has no Knowledge of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger on a timely basis.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.01 Conduct of Business.

(a) Ordinary Course. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms, the date directors designated by Parent or Sub have been elected to and shall constitute a majority of the Company Board of Directors or the Effective Time, the Company and each of its Subsidiaries shall, except as otherwise expressly contemplated by this Agreement or to the extent that Parent shall otherwise consent in writing, (i) carry on its business in the usual, regular and ordinary course, in substantially the same manner as previously conducted and in compliance with all applicable Legal Requirements and (ii) use all reasonable efforts consistent with past practices and policies to (A) preserve intact its current business organization, (B) keep available the services of its current officers and Employees, and (C) preserve its relationships with customers, suppliers, licensors, licensees, distributors and others with which it has business dealings to the end that its goodwill and ongoing business shall be unimpaired as of such date.

(b) Required Consent. In addition, without limiting the generality of Section 5.01(a), except for matters set forth in Section 5.01(b) of the Company Disclosure Letter (specifying the applicable subparagraph of this Section 5.01(b)), expressly agreed to in writing by Parent or otherwise expressly permitted by this Agreement, during the period from the date of this Agreement and continuing until the earlier to occur of the date of the termination of this Agreement pursuant to its terms, the date directors designated by Parent or Sub have been elected to and shall constitute a majority of the Company Board of Directors or the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, do any of the following:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company solely to its parent corporation, (B) split, combine, reclassify or take any similar action with respect to any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (C) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or (D) except as provided for in Section 6.04 below and not otherwise prohibited by this Section 5.01(b), directly or indirectly purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii) issue, deliver, sell or grant, or authorize or propose the issuance, delivery, sale or grant of, (A) any shares of its capital stock, (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities, or (D) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than the issuance of Company Common Stock upon the exercise of Company Options or Company Warrants outstanding on the date of this Agreement and in accordance with their present terms;

(iii) amend or propose to amend its certificate of incorporation, bylaws or other comparable charter or organizational documents;

(iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole;

(v) (A) grant or pay to any current or former director, officer or employee of the Company or any of its Subsidiaries any increase in compensation, fringe benefits or bonus, except to the extent required under employment agreements in effect as of the date of the most recent audited financial statements included in the SEC Reports, (B) grant to any current or former employee, officer or director of the Company or any of its Subsidiaries any increase in severance or termination pay, except to the extent required under any agreement in effect as of the date of the most recent audited financial statements included in the SEC Reports, (C) make any increase in or commitment to increase the benefits or expand the eligibility under any Company Benefit Plan, adopt or amend or make any commitment to adopt or amend any Company Benefit Plan or make any contribution, other than regularly scheduled contributions, to any Company Benefit Plan, (D) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of Company Options or Company Restricted Stock, or reprice any Company Options or authorize cash payments in exchange for any Company Options, (E) enter into any employment, consulting, indemnification, severance or termination agreement with any such employee, officer or director, (F) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Company Benefit Plan, or (G) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or Company Benefit Plan;

(vi) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may be required by a change in GAAP;

(vii) make any change in the signing authority of any employees;

(viii) sell, lease (as lessor), license, pledge, grant any security interest in or otherwise dispose of or subject to any Lien any properties or assets, except sales of inventory in the ordinary course of business consistent with past practice;

(ix) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than to or in the Company or any direct or indirect wholly owned subsidiary of the Company;

(x) make or agree to make any capital expenditure or expenditures that are in excess of $5,000 individually, or $20,000 in the aggregate;

(xi) make or change any material Tax election or settle or compromise any material Tax liability or refund;

(xii) (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $10,000 individually or $50,000 in the aggregate, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the SEC Reports, (B) cancel any indebtedness in excess of $10,000 individually or $25,000 in the aggregate or waive any claims or rights of material value, or (C) waive the benefits of, or agree to modify in any manner, terminate, release any Person from or knowingly fail to enforce any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party or beneficiary;

(xiii) enter into, renew, extend (other than any automatic extension on the terms of any Contract), amend, modify, waive any material provision of, or terminate any Contract, in each case providing for payments in excess of $10,000 over the term of such Contract (or until the date on which such Contract may be terminated by the Company without penalty);

(xiv) grant any exclusive rights with respect to any material Intellectual Property;

(xv) enter into or renew (other than any automatic extensions on the terms of any Contract) any Contracts containing, or otherwise subjecting the Company, the Surviving Corporation or Parent to, any non-competition, exclusivity or other material restrictions on the operation of the business of the Company or the Surviving Corporation or Parent;

(xvi) enter into or renew (other than any automatic extensions on the terms of any Contract) any Contract the effect of which would be to grant to a third party following the Merger any actual or potential right of license to any Intellectual Property owned at the Effective Time by Parent or any of its Subsidiaries;

(xvii) enter into or renew any Contracts containing any material support, maintenance or service obligation, other than those obligations in the ordinary course of business consistent with past practice that are terminable by the Company or any of its Subsidiaries on no more than 30 days notice without liability or financial obligation to the Company;

(xviii) hire employees other than at-will employees in the ordinary course of business consistent with past practice and at compensation levels substantially comparable to that of similarly situated Employees;

(xix) make any capital expenditures beyond those contained in the Company’s capital expenditure budget in effect on the date hereof, a copy of which has been provided to Parent, or outside of the ordinary course of business consistent with past practice;

(xx) other than in the ordinary course of business consistent with past practice, enter into, modify or amend in a manner adverse to the Company, or terminate any Company Material Contract currently in effect, or waive, release or assign any material rights or claims thereunder, in each case, in a manner adverse to the Company;

(xxi) make any change in the lines of business in which it participates or is engaged; or

(xxii) authorize, or commit or agree to take, any of the foregoing actions.

Section 5.02 Acquisition Proposals.

(a) No Solicitation. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms, the date directors designated by Parent or Sub have been elected to and shall constitute a majority of the Company Board of Directors or the Effective Time, the Company shall not, nor shall it authorize or permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative (collectively, “Representatives”) of, the Company or any of its Subsidiaries to, (i) directly or indirectly solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal (as defined in Section 5.02(f)), (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any Person with respect to any Acquisition Proposal, except as to the existence of the provisions of this Section 5.02, (iv) approve, endorse or recommend any Acquisition Proposal (except to the extent specifically permitted pursuant to Section 5.02(d)), or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby. The Company and its Subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal.

(b) Notification of Unsolicited Acquisition Proposals.

(i) As promptly as practicable after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which it reasonably believes would lead to an Acquisition Proposal, the Company shall provide Parent with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry and a copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry. The Company shall provide Parent as promptly as practicable oral and written notice setting forth all such information as is reasonably necessary to keep Parent informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry and shall promptly provide Parent a copy of all written materials subsequently provided in connection with such Acquisition Proposal, request or inquiry.

(ii) The Company shall provide Parent with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Company’s Board of Directors or the Special Committee) of any meeting of the Company’s Board of Directors or the Special Committee at which the Company’s Board of Directors or the Special Committee will consider any Acquisition Proposal.

(c) Superior Offers. Notwithstanding anything to the contrary contained in Section 5.02(a), in the event that the Company receives an unsolicited, bona fide written Acquisition Proposal from a third party that its Board of Directors or the Special Committee has in good faith concluded (following the receipt of advice of its outside legal counsel and its financial advisor), contains financial terms that are superior to the terms of this Agreement and otherwise is, or is reasonably likely to lead to, a Superior Offer (as defined in Section 5.02(f)), the Company may then take the following actions (but only if and to the extent that its Board of Directors or the Special Committee concludes in good faith, following the receipt of advice of its outside legal counsel and its financial advisor, that the failure to do so would be reasonably likely to constitute a breach of its fiduciary obligations under applicable laws):

(i) furnish nonpublic information to the third party making such Acquisition Proposal, provided that (A) concurrently with furnishing any such nonpublic information to such party, it gives Parent written notice that it is furnishing such nonpublic information, (B) it receives from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on the Company’s behalf, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement (as defined in Section 6.01), and (C) contemporaneously with furnishing any such nonpublic information to such third party, it furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished); and

(ii) engage in negotiations with the third party with respect to the Acquisition Proposal, provided that concurrently with entering into negotiations with such third party, it gives Parent written notice of such party’s intention to enter into negotiations with such third party.

(d) Change of Recommendation.

(i) In response to the receipt of a Superior Offer that has not been withdrawn, the Company’s Board of Directors or the Special Committee may withhold, withdraw, amend or modify its recommendation in favor of adoption of this Agreement, and, in the case of a Superior Offer that is a tender or exchange offer made directly to the shareholders of the Company, may recommend that its shareholders accept the tender or exchange offer (any of the foregoing actions, whether by the Company’s Board of Directors or the Special Committee, a “Change of Recommendation”), if all of the following conditions in clauses (1) through (6) are met:

(1) a Superior Offer has been made and has not been withdrawn;

(2) the Company shareholders have not adopted this Agreement;

(3) it shall have provided Parent with written notice of its intention to effect a Change of Recommendation (a “Change of Recommendation Notice”) at least two business days prior to effecting a Change of Recommendation, which shall state expressly (A) that it has received a Superior Offer, (B) the material terms and conditions of the Superior Offer and the identity of the Person or group making the Superior Offer, and (C) that it intends to effect a Change of Recommendation and the manner in which it intends to do so;

(4) after delivering the Change of Recommendation Notice, it shall have provided Parent with a reasonable opportunity to make such adjustments in the terms and conditions of this Agreement during such two business day period, and shall have negotiated in good faith with respect thereto during such two business day period, regarding any changes proposed by Parent for the purpose of enabling the Company’s Board of Directors or the Special Committee to proceed with its recommendation in favor of the adoption of this Agreement, without effecting a Change of Recommendation;

(5) its Board of Directors or the Special Committee has concluded in good faith, following the receipt of advice of its outside legal counsel, that, in light of such Superior Offer, the failure of the Board of Directors or the Special Committee to effect a Change of Recommendation would be reasonably likely to constitute a breach of its fiduciary obligations to its shareholders under applicable laws; and

(6) it shall not have breached in any material respect any of the provisions set forth in this Section 5.02 or Section 5.01 with respect to such Superior Offer.

(ii) Other than in connection with an Acquisition Proposal or a Superior Offer (which shall be subject to Section 5.02(d)(i) and not subject to this Section 5.02(d)(ii)), nothing in this Agreement shall prohibit or restrict the Company’s Board of Directors or the Special Committee from making a Change of Recommendation to the extent that the Company’s Board of Directors or the Special Committee determines in good faith, following the receipt of advice of its outside legal counsel, that the failure of it to effect a Change of Recommendation would be reasonably likely to constitute a breach of the Board of Directors’ or the Special Committee fiduciary obligations to its shareholders under applicable laws; provided, however, that the Company shall send to Parent written notice of its intention to effect a Change of Recommendation at least two business days prior to effecting a Change of Recommendation.

(iii) The Company’s Board of Directors or the Special Committee shall not make any Change of Recommendation other than in compliance with and as permitted by this Section 5.02(d).

(e) Compliance with Tender Offer Rules. Nothing contained in this Agreement shall prohibit the Company or its Board of Directors or the Special Committee from taking and disclosing to the shareholders of the Company a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, provided that the content of any such disclosure thereunder shall be governed by the terms of this Agreement, including with respect to any Change of Recommendation as set forth in Section 5.02(d).

(f) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Acquisition Proposal,” shall mean any offer or proposal with respect to the Company, relating to any transaction or series of related transactions involving: (A) any purchase from the Company or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 20% interest in the total outstanding voting securities of the Company or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the total outstanding voting securities of the Company or any of its Subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries, (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 20% of the assets of the Company (including its Subsidiaries taken as a whole), or (C) any liquidation or dissolution of the Company (provided, however, the transactions contemplated hereby shall not be deemed an Acquisition Proposal); and

(ii) “Superior Offer,” shall mean with respect to the Company an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of the Company or a majority of the total outstanding voting securities of the Company as a result of which the shareholders of the Company immediately preceding such transaction would hold less than 50% of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or subsidiary thereof, on terms that the Company’s Board of Directors or the Special Committee has in good faith concluded (following the receipt of advice of its outside legal counsel and its financial adviser), taking into account all legal, financial, regulatory and other aspects of the offer and the Person making the offer, to be more favorable, from a financial point of view, to the Company’s shareholders (in their capacities as shareholders) than the terms of the Merger and is reasonably capable of being consummated.

Section 5.03 SEC Reports.

During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms, the date directors designated by Parent or Sub have been elected to and shall constitute a majority of the Company Board of Directors or the Effective Time, the Company shall cause the forms, reports, schedules, statements and other documents required to be timely filed with the SEC and to be prepared in all material respects in accordance with the provisions set forth in Section 3.05(a).

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01 Access to Information; Confidentiality.

During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall, and shall cause each of its subsidiaries to, (i) provide to Parent, and to Parent’s Representatives, with full access, upon reasonable notice and during normal business hours, to all their respective properties, books, contracts, commitments, personnel and records, and (ii) furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and each material report, statement, schedule or other document filed with any other Governmental Entity, (b) all other information concerning its business, properties and personnel as Parent may reasonably request, to the extent such information (A) is reasonably necessary to confirm whether there has been any inaccuracy in or breach of the Company’s representations and warranties contained herein, or failure by the Company to perform any of the Company’s covenants or agreements contained herein, in each case, which would be material to the Company, or (B) otherwise relates to any material development in the Company’s business which could reasonably be expected to lead to a Material Adverse Effect on the Company. All information exchanged pursuant to this Section 6.01 shall be subject to the confidentiality agreement dated as of June 30, 2006 between the Company and Parent (the “Confidentiality Agreement”). Notwithstanding the foregoing, this Section 6.01 shall not require the Company or any of its Subsidiaries to permit any inspection, or to disclose any information, that would result in (i) the waiver of any applicable attorney-client privilege; provided that such Person shall have used its reasonable best efforts to allow such inspection or disclose such information in a manner that would not result in a waiver of attorney-client privilege, or (ii) the violation of any Legal Requirements.

Section 6.02 Reasonable Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including (i) the taking of all reasonable acts necessary to cause the conditions precedent in Article VII to be satisfied, (ii) the giving of any notices to, making of any filings with and obtaining any authorizations, consents and approvals of Government Entities in connection the matters referred to in 3.05(b), (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including, when reasonable, seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement. In connection with and without limiting the foregoing, the Company and the Company’ Board of Directors shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Offer or the Merger and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement, the Offer or the Merger, take all action necessary to ensure that the Offer and Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Offer and Merger. Nothing in this Agreement shall be deemed to require any party to waive any substantial rights or agree to any substantial limitation on its operations or to dispose of any significant asset or collection of assets; provided, the need or requirement to abandon or discontinue the provision of telecommunication services by the Company through its subsidiary Yak Communications (America), Inc., as a condition or requirement of consummating the Merger, shall not be considered to be, or deemed to be, a violation of the preceding clause. Parent shall be responsible for preparing and filing the appropriate applications, notifications and other documentation necessary or appropriate to request from Government Entities with jurisdiction over the telecommunications industry all necessary authorizations, consents and approvals to the purchase and any other transactions contemplated hereby. The Company and its Subsidiaries, at their sole costs and expense, will cooperate with Parent in this regard, providing such assistance as Parent shall reasonably request. Parent shall provide the Company and its Subsidiaries with drafts of all applications and other documents to be filed with any Government Entity prior to such filing and shall give Company and its Subsidiaries a reasonable opportunity to review and comment thereon.

(b) The Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Exhibit A would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 6.03 Benefit Plans.

(a) Service Recognition. With respect to any generally available Company Benefit Plan maintained by Parent or any of its Subsidiaries (including any severance plan), for all purposes, including determining eligibility to participate and vesting (only to the extent that a Company Benefit Plan specifically provides under its terms and conditions for the vesting of benefits) of benefits under such plans (but not for the accrual of benefits under defined benefit plans), service with the Company or any of its Subsidiaries shall be treated as service with Parent or any of its Subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits or result in an increase in the level.

(b) Termination of 401(k) Plans. Unless otherwise requested by Parent in writing prior to the Effective Time, the Company shall cause to be adopted prior to the Closing Date resolutions of the Company’s Board of Directors to cease all contributions to any and all 401(k) plans maintained or sponsored by the Company or any of its Subsidiaries (collectively, the “401(k) Plans”), and to terminate the 401(k) Plans, on the day preceding the Closing Date. The form and substance of such resolutions shall be subject to the review and approval of Parent, which shall not be unreasonably withheld. The Company shall deliver to Parent an executed copy of such resolutions as soon as practicable following their adoption by the Company’s Board of Directors and shall fully comply with such resolutions. If Parent requests in writing that the Company not terminate the 401(k) Plans, the

Company shall take such actions as Parent may reasonably require in furtherance of the assumption of the 401(k) Plans by Parent, including, but not limited to, adopting such amendments as Parent may deem necessary or advisable in connection with such assumption.

(c) Communications. Neither the Company nor any officer or member of the Board of Directors of the Company shall communicate in writing to Employees regarding any matters discussed in this Section 6.03, without the consent of Parent, such consent not to be unreasonably withheld. Neither the Company nor any officer or member of the Board of Directors of the Company will make any oral communications to Employees that are inconsistent with the provisions of this Section 6.03.

(d) No Third Party Beneficiaries. Without limiting the generality of Section 6.05, or any specific applicability thereof, with respect to the legal enforceability of the foregoing, this Section 6.03 is intended to be for the sole benefit of the parties to this Agreement and this Section 6.03 is not intended to confer upon any other Person (including any Continuing Employee) any rights or remedies hereunder.

Section 6.04 Termination of Options and Warrants.

(a) Termination of Company Option Plan and Options. Prior to the Effective Time, the Company shall take all action that may be necessary to cause the termination of the Company Option Plan, including all outstanding Options granted thereunder.

(b) Termination of Company Warrants. Prior to the Effective Time, the Company shall take all action that may be necessary to cause the termination of all outstanding Company Warrants.

Section 6.05 Indemnification.

(a) From and after the Effective Date, Parent shall, and shall cause the Surviving Corporation to, to the fullest extent permitted by law, honor all the Company’s obligations to indemnify, defend and hold harmless (including any obligations to advance funds for expenses) the current and former directors and officers of the Company and its Subsidiaries (the “Indemnified Parties”) against all losses, claims, damages or liabilities arising out of acts or omissions by any such directors and officers occurring prior to the Effective Time to the maximum extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to the Company’s articles of incorporation, the bylaws, the FBCA, individual indemnity agreements, in each case in effect at the Effective Time. The certificate of incorporation and bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Company’s articles of incorporation and bylaws.

(b) The Company will maintain, through the Effective Time, the Company’s existing directors’ and officers’ liability insurance in full force and effect without reduction of coverage.

(c) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger and the continuing or surviving entity does not assume the obligations of the Surviving Corporation set forth in this Section 6.05, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume, as a matter of law or otherwise, the obligations set forth in this Section 6.05.

Section 6.06 Brokers and Finders.

In the event that this Agreement is terminated prior to Closing, each of Parent and the Company shall indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other such fee or commission or expenses related thereto asserted by any Person on the basis of any act or statement alleged to have been made by such party or its Affiliate.

Section 6.07 Public Announcements.

So long as this Agreement is in effect, Parent and Sub on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Offer or the Merger and shall not, and shall not permit and of their Representatives to, issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties have agreed to the text of the joint press release announcing the signing of this Agreement

Section 6.08 Transfer Taxes.

All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be paid by the party upon whom the primary burden for payment is placed by the applicable law. Each party shall cooperate with the other in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes that are required or permitted to be filed on or prior to the Effective Time and shall use reasonable efforts to avail itself of any available exemptions from such Transfer Taxes, and shall cooperate in providing any information and documentation that may be necessary to obtain such exemptions.

Section 6.09 Delisting.

Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the NASDAQ Global Market and terminate registration under the Exchange Act, provided that such delisting and termination shall not be effective until after the Effective Time.

Section 6.10 Directors.

Promptly upon the first acceptance for payment of, and payment by Sub for, any shares of Company Common Stock pursuant to the Offer, Sub shall be entitled to designate such number of directors on the Company Board of Directors as will give Sub, subject to compliance with Section 14(f) of the Exchange Act, representation on the Company Board of Directors equal to at least that number of directors, rounded up to the next whole number, which is the product of (a) the total number of directors on the Company Board of Directors (giving effect to the directors elected pursuant to this sentence) multiplied by (b) the percentage that (i) such number of shares of Company Common Stock so accepted for payment and paid for by Sub plus the number of shares of Company Common Stock otherwise owned by Sub or any other subsidiary of Parent bears to (ii) the number of such shares outstanding, and the Company shall, at such time, cause Sub’s designees to be so elected; provided, however, that in the event that Sub’s designees are appointed or elected to the Company Board of Directors, until the Effective Time the Company Board of Directors shall have at least two directors who are directors on the date of this Agreement and who are not officers of the Company (the “Independent Directors”); and provided further that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there shall be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate two persons to fill such vacancies who are not officers, stockholders or affiliates of the Company, Parent or Sub, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable Legal Requirements, the Company shall take all action necessary or appropriate to effect any such election, including mailing to its shareholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company shall make such mailing with the mailing of the Schedule 14D-9 (provided that Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to

Sub’s designees). In connection with the foregoing, the Company shall promptly, at the option of Sub, either increase the size of the Company Board of Directors or obtain the resignation of such number of its current directors as is necessary to enable Sub’s designees to be elected or appointed to the Company Board of Directors as provided above.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01 Conditions to Each Party’s Obligation To Effect The Merger.

The respective obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Closing of each the following conditions:

(a) No Injunctions or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

(b) Approval by Governmental Entities. The approval of the United States Federal Communications Commission for transfer of control of the Company’s subsidiary Yak Communications (America) Inc. and its Section 214 license shall have been obtained if required.

(c) Acceptance of Shares Pursuant to the Offer. Sub shall have accepted a number of shares of Company Common Stock for payment pursuant to the Offer that satisfy the Minimum Tender Condition.

(d) Florida Plan of Merger. A copy of this Agreement shall have been mailed to the shareholders of the Company not less than 30 days prior to the Closing in accordance with Section 607.1104 of the FBCA.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01 Termination.

This Agreement may be terminated at any time prior to the Effective Time, whether before or after the initial acceptance for payment by Sub of shares of Company Common Stock pursuant to the Offer, provided that the party desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a) hereof) shall give notice of such termination to the other party or parties hereto, as the case may be:

(a) by mutual written consent of Parent, Sub and the Company;

(b) by either Parent or the Company: (i) if the Offer is not consummated on or before December 29, 2006 (the “Outside Date”), unless the failure to consummate the Offer is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement; (ii) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, shares of Company Common Stock pursuant to the Offer or the Merger and such order, decree, ruling or other action shall have become final and non-appealable; or (iii) if as the result of the failure of any of the Conditions of the Offer, as set forth in Exhibit A to this Agreement, the Offer shall have terminated or expired in accordance with its terms without Sub having accepted shares of Company Common Stock for payment pursuant to the Offer; provided, however, that the right to terminate this Agreement pursuant to this clause (iii) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a willful breach of any representation or warranty under this Agreement by such party;

(c) by Parent, if the Company breaches or fails to perform in any material respect any of its representations, warranties, agreements or covenants contained in this Agreement (other than a breach or failure to perform for which Parent has the right to terminate this Agreement pursuant to Section 8.01(d)), which breach or failure to perform would give rise to the failure of a condition set forth in Exhibit A; provided that in the event such breach or inaccuracy is curable by the Company through the exercise of commercially reasonable efforts, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.01(c) for a period of twenty (20) days, so long as the Company continues to use its commercially reasonable efforts to cure such breach or inaccuracy (provided that Parent is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement);

(d) by Parent, if a Company Triggering Event (as defined below) shall have occurred;

(e) by Parent, if the Fairness Opinion is not delivered in accordance with Section 1.01(h);

(f) subject to Section 8.06(b), by the Company prior to the first acceptance of shares of Company Common Stock for payment pursuant to the Offer; provided, however, that the Company shall have complied with all provisions thereof, including the notice provisions therein; or

(g) by the Company prior to the first acceptance of shares of Company Common Stock for payment pursuant to the Offer, if Parent breaches or fails to perform in any material respect any of its representations, warranties, agreements or covenants contained in this Agreement, provided that in the event such breach or inaccuracy is curable by Parent through the exercise of commercially reasonable efforts, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.01(f) for a period of twenty (20) days, so long as Parent continues to use its commercially reasonable efforts to cure such breach or inaccuracy (provided that the Company is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement).

For the purposes of this Agreement, a “Company Triggering Event,” shall be deemed to have occurred if: (i) the Company’s Board of Directors or the Special Committee shall for any reason have made a Change of Recommendation or otherwise withdrawn or shall have amended or modified in a manner adverse to the other party hereto its unanimous recommendation in favor of the adoption of this Agreement, (ii) the Company shall have failed to include in the Schedule 14D-9 the recommendation of its Board of Directors or the Special Committee in favor of the adoption of this Agreement, (iii) the Company’s Board of Directors or the Special Committee fails to reaffirm (publicly, if so requested) its recommendation in favor of the adoption of this Agreement, within 10 business days after the other party hereto requests in writing that such recommendation be reaffirmed, (iv) the Company’s Board of Directors or the Special Committee shall have approved or recommended any Acquisition Proposal, (v) the Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal; or (vi) a tender or exchange offer relating to the Company’s securities shall have been commenced by a Person unaffiliated with the other party hereto and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within 10 business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company’s Board of Directors or the Special Committee recommends rejection of such tender or exchange offer.

Section 8.02 Effect of Termination.

In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, except (i) as set forth in Section 3.12 (Brokers), the second sentence of Section 6.01 (Access to Information; Confidentiality), this Section 8.02, Section 8.03 and Article IX (General Provisions), which provisions shall survive such termination, and (ii) nothing herein shall relive any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, which agreement shall survive termination of this Agreement in accordance with its terms.

Section 8.03 Fees, Expenses and Deposit.

(a) General. Except as provided in this Section 8.03, all fees, costs and expenses incurred in connection with the Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses, whether or not the Merger is consummated.

(b) Payment by the Company. In the event that this Agreement is terminated by Parent or the Company, as applicable, pursuant to Sections 8.01(b)(i), 8.01(b)(iii), 8.01(c), 8.01(d), or 8.01(f), the Company shall promptly, but in no event later than two business days after the date of such termination, pay Parent a fee equal to $4,500,000 in immediately available funds (the “Termination Fee”); provided, that in the case of termination under Section 8.01(f), prior and as a condition to the effectiveness of such termination, the Company shall pay to Parent the Termination Fee in immediately available funds; provided further, that in the case of termination under Sections 8.01(b)(i) and 8.01(b)(iii): (i) such payment shall be made only if within 12 months following the termination of this Agreement (A) a Company Acquisition (as defined in Section 8.03(d)) is consummated, or (B) the Company enters into an agreement providing for a Company Acquisition and a Company Acquisition is consummated within 24 months of the termination of this Agreement and (ii) such payment shall be made promptly, but in no event later than two business days after the consummation of such Company Acquisition.

(c) Interest and Costs; Other Remedies. The Company acknowledges that the agreements contained in Section 8.03(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if either the Company fails to pay in a timely manner the amounts due pursuant to this Section 8.03(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amount set forth in this Section 8.03(b), the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 8.03 at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Payment of the fee described in Section 8.03(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

(d) Certain Definitions. For the purposes of this Section 8.03 only, “Company Acquisition,” shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof, (ii) a sale or other disposition by the Company of assets representing in excess of 50% of the aggregate fair market value of the Company’s business immediately prior to such sale, or (iii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or issuance by the Company or such Person or group), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the Company.

Section 8.04 Amendment.

This Agreement may be amended by the parties at any time; provided, however, that after Sub’s purchase of shares in the Offer, no such amendment or modification shall be made that reduces the amount or changes the form of Merger Consideration or otherwise materially and adversely affects the rights of the Company’s shareholders hereunder, without the approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.05 Extension; Waiver.

At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.04, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.06 Procedure for Termination, Amendment, Extension or Waiver.

(a) A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.04 or an extension or waiver pursuant to Section 8.05 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors; provided, that in the case of the Company and in the event the Offer has been consummated and the shares of Company Common Stock have been purchased pursuant thereto, such action shall also require action by a majority of the Independent Directors.

(b) The Company may terminate this Agreement pursuant to Section 8.01(e) only if (i) the Company Board of Directors has received a Superior Offer, (ii) in light of such Superior Offer the Company Board of Directors shall have determined in good faith, after consultation with outside counsel, that it is necessary for the Company Board of Directors to withdraw or modify its approval or recommendation of this Agreement, the Offer or the Merger in order to act in a manner consistent with its fiduciary duty under applicable Legal Requirements, (iii) the Company has notified Parent in writing of the determinations described in clause (ii) above, (iv) at least three business days following receipt by Parent of the notice referred to in clause (iii) above, and taking into account any revised proposal made by Parent since receipt of the notice referred to in clause (iii) above, such Superior Offer remains a Superior Offer and the Company Board of Directors has again made the determinations referred to in clause (ii) above, (v) the Company Board of Directors promptly approves, and the Company promptly enters into, a definitive agreement providing for the implementation of such Superior Offer, and (vi) the Company has not breached Section 5.02.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01 Nonsurvival of Representations and Warranties.

None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 (including any rights arising out of any breach of such representations and warranties) shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.02 Notices.

All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (i) seven days after mailing by certified mail, (ii) when delivered by hand, (iii) upon confirmation of receipt by telecopy or (iv) one business day after sending by overnight delivery service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or Sub, to

Anthony Lacavera, Chief Executive Officer

Globalive Communications Corp.

60 Adelaide Street East

Toronto, Ontario M5C 3E4 Canada

Facsimile: 416-640-1089

with a copy to:

Kevin K. Rooney

Hayden Bergman Rooney, Professional Corporation

150 Post Street

Suite 650

San Francisco, CA 94108

Facsimile: 415-399-9320

(b) if to the Company, to

Yak Communications, Inc.

c/o Charles Zwebner, President

300 Consilium Place, Ste 500

Toronto, Ontario M1H 3G2 Canada

Facsimile: 647-722-8153

with copies to:

Gary Clifford,

Chairman, Independent Committee of Directors

1968 Treetop Way

Pickering, Ontario L1V 7C8 Canada

Facsimile: 905-492-1802

Dennis J. Olle

Adorno & Yoss, LLP

2525 Ponce de Leon Blvd.

Suite 400

Coral Gables, FL 33134

Facsimile: 305-460-1422

Section 9.03 Definitions. For purposes of this Agreement:

(a) an “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

(b) a “business day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of Florida or New York or is a day on which banking institutions located in such States are authorized or required by law or other governmental action to close.

(c) a “Governmental Entity” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, local, province, state, federal, and foreign governments, government agencies, and courts of competent jurisdiction, or the NASDAQ Global Market.

(d) “Knowledge” means, with respect to any fact or matter in question, (i) with respect to the Company, that any of Chairman and Chief Executive Officer, President, Corporate and Regulatory Counsel or Chief Accounting Officer has actual knowledge of such fact or matter, after due inquiry, or (ii) with respect to Parent, that any of Chief Executive Officer or Chief Financial Officer has actual knowledge of such fact or matter, after due inquiry.

(e) “Legal Requirements” means any federal, state, province, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(f) “Material Adverse Effect” when used in connection with an entity, means any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, that is or would be (i) materially adverse to the business, assets (including intangible assets), financial condition or results of operations of such entity taken as a whole with its Subsidiaries or (ii) materially impedes the ability of such entity to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable law;

(g) a “Person” means any individual, firm, corporation (including non-profit), general partnership, limited partnership, limited liability partnership, company, limited liability company, trust, estate, joint venture, association, organization, Governmental Entity or other entity;

(h) “Subsidiary” means, with respect to any party, (i) any corporation or other organization, whether incorporated or unincorporated, of which 50% or more of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such party, (ii) in the case of partnerships, such party serves as a general partner, (iii) in the case of a limited liability company, such party serves as a managing member, or (iv) such party otherwise has the ability to elect the majority of the directors, trustees or managing members thereof.

Section 9.04 Interpretation; Disclosure Letter.

When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indication. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

Section 9.05 Severability.

In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 9.06 Counterparts.

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.07 Entire Agreement; Third-Party Beneficiaries.

This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Parent Disclosure Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (b) are not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided, following the Effective Time, in Section 6.05.

Section 9.08 Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 9.09 Assignment.

No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Any purported assignment in violation of this Section 9.09 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 9.10 Other Remedies; Specific Performance.

(i) Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

(ii) Specific Performance. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.11 Consents.

Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in Sections 8.05 and 8.06. Sub hereby agrees that any consent or waiver of compliance given by Parent expressly on behalf of Sub hereunder shall be conclusively binding upon it.

Section 9.12 Rules of Construction.

The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.13 Assignment.

No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Any purported assignment in violation of this Section 9.13 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 9.14 Waiver of Jury Trial.

EACH OF PARENT, SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 9.15 Currency.

Unless otherwise specified, all amounts set forth herein are in United States Dollars.

[Remainder of Page Intentionally Left Blank—Signature Page Follows]

IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

PARENT:

GLOBALIVE COMMUNICATIONS CORP.

By:	/S/ ANTHONY LACAVERA
Name:	Anthony Lacavera
Title:	Chief Executive Officer

SUB:

YAKQUISITION CORP.

By:	/S/ ANTHONY LACAVERA
Name:	Anthony Lacavera
Title:	Chief Executive Officer

COMPANY:

YAK COMMUNICATIONS INC.

By:	/S/ CHARLES J. ZWEBNER
Name:	Charles J. Zwebner
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

CONDITIONS OF THE OFFER

Notwithstanding any other term of the Offer, but subject to compliance with the terms and conditions of that certain Agreement and Plan of Merger (the “Agreement”), dated as of September 20, 2006, by and among Globalive Communications Corp., a Nova Scotia unlimited liability company (“Parent”), Yakquisition Corp., a Delaware corporation (“Sub”) and an indirect wholly-owned subsidiary of Parent, and Yak Communications Inc., a Florida corporation (the “Company”) (capitalized terms used but not defined in this Exhibit A having the respective meanings ascribed thereto in the Agreement), and in addition to (and not in limitation of) the rights and obligations of Sub to extend and/or amend the Offer, Sub (i) shall not be required to, and Parent shall not be required to cause Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), to pay for any shares of Company Common Stock tendered pursuant to the Offer, and (ii) may delay the acceptance for payment of or the payment for any shares of Company Common Stock tendered pursuant to the Offer, in the event that at or prior to the expiration of the Offer: (A) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of Company Common Stock which, together with that number of shares of Company Common Stock owned by Parent, Sub and Parent’s other subsidiaries (including any shares purchased pursuant to the Top Up Option), would represent more than 80% of the Fully Diluted Shares (the “Minimum Tender Condition”); (B) the condition in Section 7.01(b) shall not have been satisfied; or (C) any of the following conditions exists:

(a) there shall be threatened or pending any suit, action or proceeding (other than by Parent or Sub, a 10% or greater stockholder of Parent (that is not also a shareholder of the Company) or Sub, or any officer or director of Parent or Sub) which, in the reasonable judgment of Parent, has a reasonable likelihood of success or would require the expenditure of funds that are material in relation to the Company and its subsidiaries taken as a whole to defend (i) challenging the acquisition by Parent or Sub of any Company Common Stock, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Agreement or the Support and Exchange Agreements (including the voting provisions thereunder), or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company and its Subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company and its subsidiaries taken as whole or Parent and its subsidiaries taken as a whole, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries taken as whole or Parent and its subsidiaries taken as a whole, as a result of the Offer or the Merger, (iii) seeking to impose material limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including the right to vote the Company Common Stock acquired by it on all matters properly presented to the shareholders of the Company, or (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or the Company Subsidiaries;

(b) any Legal Requirements shall have been enacted, entered, enforced, promulgated, amended or issued with respect to, or deemed applicable to, or any required consent or approval withheld with respect to, (i) Parent, the Company, or any of their respective subsidiaries, or (ii) the Offer or the Merger, by any Governmental Entity that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in paragraph (a) above;

(c) any Triggering Event shall have occurred, and/or the Company Board of Directors or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Sub, or publicly proposed to withdraw or modify in a manner adverse to Parent or Sub, its approval or recommendation of the Agreement, the Offer or the Merger, failed to recommend to the Company’s shareholders that they accept the Offer or approved or recommended, or publicly proposed to approve or recommend, any Company Takeover Proposal;

(d) any of the representations and warranties of the Company contained in the Agreement (as each such representation or warranty would read if all qualifications as to materiality or knowledge were deleted there from) shall not be true and correct when made or at any time prior to the consummation of the Offer as if made at and as of such time except where the failure to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect (except that the representations and warranties contained in Sections 3.02, 3.03, 3.06 and 3.20 shall be true and correct in all material respects);

(e) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Agreement, which failure to perform or comply cannot be or has not been cured within ten days after the giving of written notice to the Company of such breach;

(f) the Company shall have failed to obtain the consent of Bell Canada to the transactions contemplated by the Agreement under the Master Wholesale Agreement between Bell Canada and Yak Communications (Canada) Inc., dated November 11, 2003; or

(g) the Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Sub and Parent and, subject to Section 1.01(a), may be asserted by Sub or Parent regardless of the circumstances giving rise to such condition or may be waived by Sub and Parent in whole or in part at any time and from time to time in their sole discretion (subject to the terms of the Agreement). The failure by Parent, Sub or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

For purposes hereof, the term “Fully Diluted Shares” means all outstanding securities, as of 12:00 midnight on the expiration date of the Offer, entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable (taking into account acceleration of exercisability that would result from the transactions contemplated hereby) or convertible into such voting securities.

EXHIBIT B

SUPPORT AND EXCHANGE AGREEMENT

THIS SUPPORT AND EXCHANGE AGREEMENT, dated as of                     , 2006 (this “Agreement”), is by and between Globalive Communications Corp., a Nova Scotia unlimited liability company (“Purchaser”), and                              (the “Stockholder”).

W I T N E S S E T H:

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Purchaser and Yak Communications Inc., a Florida corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides for, upon the terms and subject to the conditions set forth therein, a $5.25 per share cash tender offer by the Purchaser for all of the issued and outstanding shares of common stock of the Company (the “Tender Offer”) and the subsequent merger of an indirect wholly-owned subsidiary of Purchaser with and into the Company (the “Merger”);

WHEREAS, as of the date hereof, the Stockholder beneficially owns              shares of common stock of the Company (all such shares together with any additional shares which may hereafter be acquired by such Stockholder prior to the termination of this Agreement, whether upon the exercise of options or by means of purchase, dividend, distribution or otherwise, being referred to herein as the “Owned Shares”);

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Purchaser has required that the Stockholder enter into this Agreement; and

WHEREAS, in order to induce Purchaser to enter into the Merger Agreement, the Stockholder is willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Purchaser and Stockholder hereby agree as follows:

ARTICLE I

TENDERING OF SHARES;

OTHER COVENANTS OF THE STOCKHOLDER

SECTION 1.1. Tendering of Shares. As soon as practicable, but not later than two (2) business days before the initial expiration date of the Tender Offer by its terms, the Stockholder shall tender (and not withdraw) his/its Owned Shares in compliance with the terms of the Tender Offer. The Stockholder shall not tender the Owned Shares into any exchange or tender offer commenced by a third party other than Purchaser or any subsidiary of Purchaser.

SECTION 1.2. No Inconsistent Arrangements. Except as contemplated by this Agreement and the Merger Agreement, the Stockholder shall not (i) transfer or consent to any transfer of, any or all of the Owned Shares or any interest therein, or create or permit to exist any Encumbrance (as defined in Section 2.3 hereof) on such Owned Shares, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Owned Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to the Owned Shares, (iv) deposit the Owned Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Owned Shares, or (v) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or by the Merger Agreement.

SECTION 1.3. Stop Transfer. The Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Owned Shares, unless such transfer is made in compliance with this Agreement.

SECTION 1.4. No Solicitation. The Stockholder shall not, nor shall the Stockholder permit or authorize any of its partners, employees, agents or representatives (collectively, the “Representatives”) to, take any action which a Company representative would be prohibited from taking by the terms of the Merger Agreement with respect to an Acquisition Proposal as defined in the Merger Agreement. The Stockholder will promptly notify Purchaser of the existence of any proposal, discussion, negotiation or inquiry received by such Stockholder with respect to an Acquisition Proposal and will immediately communicate to Purchaser the terms of any proposal, discussion, negotiation or inquiry with respect to an Acquisition Proposal which it may receive (and will promptly provide to Purchaser copies of any written materials received by it in connection with such proposal, discussion, negotiation or inquiry) and the identity of the person making such proposal or inquiry or engaging in such discussion or negotiation.

SECTION 1.5 Agreement to Vote Shares.

(a) At every meeting of the stockholders of the Company called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company, the Stockholder (in the Stockholder’s capacity as such) shall, or shall cause the holder of record on any applicable record date to, vote the Shares:

(i) in favor of the adoption of the Merger Agreement (as it may be amended from time to time) and in favor of each of the other actions contemplated by the Merger Agreement;

(ii) against approval of any proposal made in opposition to, or in competition with, consummation of the Tender Offer, the Merger or any other transactions contemplated by the Merger Agreement; and

(iii) against any of the following actions (other than those actions that relate to the Offer, the Merger and any other transactions contemplated by the Merger Agreement): (A) any merger, consolidation, business combination, sale of assets, or reorganization of the Company or any subsidiary of the Company, (B) any sale, lease or transfer of any significant part of the assets of the Company or any subsidiary of the Company, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any subsidiary of the Company, (D) any material change in the capitalization of the Company or any subsidiary of the Company, or the corporate structure of the Company or any subsidiary of the Company, or (E) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Tender Offer, the Merger or any other transactions contemplated by the Merger Agreement.

(b) In the event that a meeting of the stockholders of the Company is held, the Stockholder shall, or shall cause the holder of record on any applicable record date to, appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum.

(c) The Stockholder shall not enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with the terms of this Section 1.5.

SECTION 1.6 Agreement Not to Exercise Appraisal Rights. The Stockholder shall not exercise any rights (including, without limitation, under Section 607.1302 of the Florida Corporation Law) to demand appraisal of any Shares that may arise with respect to the Merger.

SECTION 1.7 Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require the Stockholder to attempt to) prohibit, limit or restrict Stockholder, if Stockholder is an officer or director of the Company, or any designee of the Stockholder who is a director or officer of the Company, from acting in such capacity or voting in such person’s sole discretion on any matter in such person’s capacity as a director or officer of the Company, including recommending for approval by the Company’s Board of Directors’ any Superior Offer (as defined in the Merger Agreement).

SECTION 1.8 Irrevocable Proxy. Concurrently with the execution of this Agreement, the Stockholder shall deliver to Purchaser a proxy (the “Proxy”) in the form attached hereto as Exhibit B which shall be irrevocable to the fullest extent permissible by law, with respect to the Shares.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder hereby represents and warrants to Purchaser as follows:

SECTION 2.1. Due Authorization, etc. The Stockholder has all requisite power and authority to execute, deliver and perform this Agreement, to appoint Purchaser as its Proxy and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Stockholder. This Agreement has been duly executed and delivered by or on behalf of the Stockholder and constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms.

SECTION 2.2. No Conflicts; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not, (i) subject to the filings referred to in Section 2.2(b), conflict with or violate any law applicable to the Stockholder or by which the Stockholder or any of the Stockholder’s assets is bound or affected or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of an encumbrance on any assets of the Stockholder, including, without limitation, Owned Shares, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of the Stockholder’s assets is bound or affected.

(b) Except as would not materially impair or delay the ability of the Stockholder to consummate the transactions contemplated hereby, the execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority (other than any necessary filing under or with respect to the Securities Exchange Act of 1934).

SECTION 2.3. Title to Shares. Except as disclosed to Purchaser in writing by the Stockholder prior to the expiration of this Agreement, as of the date hereof the Stockholder is the beneficial and record owner of the Owned Shares, free and clear of any pledge, lien, as of the date hereof security interest, mortgage, charge, claim, equity, option, proxy, voting restriction, voting trust or agreement, understanding, arrangement, right of first refusal, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind (“Encumbrances”), except for Encumbrances or proxies arising pursuant to this Agreement. As of the date hereof, the Shares listed on Exhibit A are the only Shares owned of record or beneficially by the Stockholder.

SECTION 2.4. No Finder’s Fees. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder. The Stockholder, on behalf of itself and its affiliates, hereby acknowledges that it is not entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby or by the Merger Agreement.

SECTION 2.5. Reliance by Purchaser. The Stockholder understands and acknowledges that Purchaser is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

ARTICLE III

MISCELLANEOUS

SECTION 3.1. Definitions. Terms used but not otherwise defined in this Agreement have the meanings ascribed to such terms in the Merger Agreement.

SECTION 3.2. Termination. This Agreement shall terminate and be of no further force and effect upon the earliest of (i) the written mutual consent of the parties hereto, (ii) automatically and without any required action of the parties hereto upon the termination of the Merger Agreement prior to the Effective Time in accordance with the terms of the Merger Agreement, (iii) the Effective Time or (iv) at the election of the Stockholder, upon written notice to the Purchaser, at any time after January 31, 2007. No such termination of this Agreement shall relieve any party hereto from any liability for any breach of this Agreement prior to termination.

SECTION 3.3. Further Assurance. From time to time, at another party’s request and without additional consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

SECTION 3.4. Certain Events. The Stockholder agrees that this Agreement and the Stockholder’s obligations hereunder shall attach to the Owned Shares and shall be binding upon any person or entity to which legal or beneficial ownership of the Owned Shares shall pass, whether by operation of law or otherwise. Notwithstanding any transfer of the Owned Shares, the transferor shall remain liable for the performance of all its obligations under this Agreement.

SECTION 3.5. Specific Performance. The Stockholder acknowledges that if the Stockholder fails to perform any of its obligations under this Agreement, immediate and irreparable harm or injury would be caused to Purchaser for which money damages would not be an adequate remedy. In such event, the Stockholder agrees that Purchaser shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if Purchaser should institute an action or proceeding seeking specific enforcement of the provisions hereof, the Stockholder hereby waives the claim or defense that Purchaser has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. The Stockholder further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

SECTION 3.6 Disclosure. Stockholder hereby permits and authorizes Purchaser to publish and disclose in all documents and schedules filed with the Securities and Exchange Commission, and any press release or other disclosure document that Purchaser determines to be necessary or desirable in connection with the Merger and any transactions related to the Merger, the Stockholder’s identity and ownership of Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement.

SECTION 3.7. Notice. All notices, requests, claims demands and other communications under this Agreement shall be in writing and shall be deemed given upon due receipt if delivered personally or sent by overnight courier or facsimile (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) If to Purchaser:	Globalive Communications Corp.
60 Adelaide Street East
Toronto, Ontario M5C 3E4 Canada

(b) If to the Stockholder:

SECTION 3.8. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 3.9. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

SECTION 3.10. Entire Agreement; No Third-Party Beneficiaries. This Agreement, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, and this Agreement is not intended to confer upon any person, other than the parties hereto, any rights or remedies.

SECTION 3.11. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties; provided, however, that Purchaser may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Purchaser, but no such assignment shall relieve Purchaser of its obligations hereunder if such assignee does not perform such obligations.

SECTION 3.12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto (a) hereby irrevocably and unconditionally consents to submit to the personal jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) shall not object to or attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) shall not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any other court.

SECTION 3.13. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 3.14. Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 3.15. Waiver. Any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties hereto with any of their agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

SECTION 3.16. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same instrument and shall become effective when the counterparts have been signed by each party and delivered to the other party.

IN WITNESS WHEREOF, Purchaser and Stockholder have caused this Agreement to be executed as of the date first written above.

Globalive Communications Corp.:	Stockholder:

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT A

Name and Address of Stockholder	Number of Shares of Common Stock Beneficially Owned

EXHIBIT B

IRREVOCABLE PROXY

The undersigned stockholder (the “Stockholder”) of Yak Communications Inc., a Florida corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints Anthony Lacavera and Brice Scheschuk of Globalive Communications Corp., a Nova Scotia unlimited liability company (“Purchaser”), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Irrevocable Proxy until the Expiration Date (as defined below). Upon the undersigned’s execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date.

This Irrevocable Proxy is irrevocable to the fullest extent permitted by law, is coupled with an interest and is granted pursuant to that certain Support and Exchange Agreement of even date herewith by and among Purchaser and the undersigned stockholder (the “ Support and Exchange Agreement”), and is granted in consideration of Purchaser entering into that certain Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), among Purchaser, Yak Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Purchaser (“Merger Sub”), and the Company. The Merger Agreement provides for, among other things, (i) an offer by Merger Sub to pay $5.25 in cash (the “Offer Price”) for each of the issued and outstanding shares of common stock of the Company (“Company Common Stock”) and (ii) the merger of Merger Sub with and into the Company, pursuant to which all outstanding shares of capital stock of the Company will be converted into the right to receive the consideration set forth in the Merger Agreement.

As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been terminated pursuant to Article VIII thereof, (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, (iii) such date and time as any amendment or change to the Merger Agreement is effected without the Stockholder’s consent that (A) decreases the Offer Price or (B) materially and adversely affects the Stockholder or (iv) at the election of the Stockholder, upon written notice to the Purchaser, at any time after January 31, 2007.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned or postponed meeting of stockholders of the Company and in every written consent in lieu of such meeting: (i) in favor of the adoption of the Merger Agreement, and in favor of each of the other actions contemplated by the Merger Agreement; (ii) against approval of any proposal made in opposition to, or in competition with, consummation of the Tender Offer (as defined in the Support and Exchange Agreement), the Merger or any other transactions contemplated by the Merger Agreement; and (iii) against any of the following actions (other than those actions that relate to the Tender Offer, the Merger and any other transactions contemplated by the Merger Agreement): (A) any merger, consolidation, business combination, sale of assets or reorganization of the Company or any subsidiary of the Company; (B) any sale, lease or transfer of any significant part of the assets of the Company or any subsidiary of the Company, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any subsidiary of the Company, (D) any material change in the capitalization of the Company or any subsidiary of the Company, or the corporate structure of the Company or any subsidiary of the Company, or (E) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Offer, the Merger or any other transactions contemplated by the Merger Agreement.

The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter. The undersigned stockholder may vote the Shares on all other matters.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

STOCKHOLDER:

Dated: September , 2006	By:
Name:
Title: